Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

VISHAY INTERTECHNOLOGY, INC.

VISHAY SI TECHNOLOGIES, INC.

and

SI TECHNOLOGIES, INC.

Dated as of December 22, 2004

- i -

- ii -

- iii -

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of December 22, 2004 (this “Agreement”), among Vishay Intertechnology, Inc., a Delaware corporation (“Parent”), Vishay SI Technologies, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub”), and SI Technologies, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Parent and the Company have each approved the acquisition of the Company by Parent through the merger (the “Merger”) of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”); and

WHEREAS, pursuant to the Merger, each outstanding share (each, a “Share”) of the Company’s Common Stock, $.01 par value (the “Company Common Stock”), shall be converted into the right to receive the Merger Consideration (as defined in Section 1.06(a)), upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Board of Directors of the Company has approved and resolved to recommend approval of the Merger to the holders of Shares and has determined that the consideration to be paid for each Share in the Merger is fair to and in the best interest of the holders of Shares; and

WHEREAS, certain stockholders of the Company have entered into agreements to vote their shares in favor of the Merger; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01 The Merger. (a) At the Effective Time (as defined in Section 1.02), and subject to and upon the terms and conditions of this Agreement and the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (hereinafter sometimes referred to as the “Surviving Corporation”) as a wholly-owned subsidiary of Parent.

SECTION 1.02 Effective Time. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.01, upon the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger as contemplated by the DGCL (the “Certificate of Merger”), together with any required related certificates, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL. The Merger shall become effective at the time of such filing (the “Effective Time”). A closing (the “Closing”) shall be held at the offices of Kramer Levin Naftalis & Frankel LLP, 919 Third Avenue, New York, NY, unless another time or place is agreed to in writing by the parties hereto, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VI. Assuming the satisfaction or waiver of the conditions set forth in Article VI, in no event shall the Closing and the Effective Time occur more than two (2) business days following the date of the Company Stockholders Meeting.

SECTION 1.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.04 Certificate of Incorporation; Bylaws. (a) Subject to Section 5.05(a) hereof, at the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such Certificate of Incorporation.

(b) Subject to Section 5.05(a) hereof, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

SECTION 1.05 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

SECTION 1.06 Effect on Securities, Etc. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities of the Company:

(a) Conversion of Securities. Each Share issued and outstanding immediately prior to the Effective Time (excluding any Shares to be canceled pursuant to Section 1.06(b) and any Dissenting Shares (as defined in Section 1.07)) shall be converted into the right to receive $4.00 (the “Merger Consideration”).

(b) Cancellation. Each Share held in the treasury of the Company and each Share owned by Parent, Merger Sub or any direct or indirect, wholly-owned subsidiary of the Company or Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

(c) Stock Options. Each option outstanding at the Effective Time to purchase shares of Company Common Stock (a “Stock Option”) under the Company’s 1994 Stock Option Plan and the Company’s 2003 Stock Option Plan, each as amended through the date hereof (together, the “Company Stock Option Plans”), whether or not then vested or exercisable, shall constitute the right to receive upon exercise thereof and payment of the exercise price therefor in accordance with its terms (other than as to vesting) the Merger Consideration, net of any applicable withholding for taxes, provided that at the election of the holder of the Stock Option, in lieu of such exercise, the option shall be cancelled and the Surviving Corporation shall pay to the holder an amount in cash, net of applicable withholding for taxes, equal to the positive difference, if any, between the exercise price of the Stock Option and the amount of the Merger Consideration, multiplied by the number of Shares for which the Stock Option was exercisable immediately prior to the Effective Time. Parent shall cause the Surviving Corporation to pay such amount to the holder of each such Stock Option promptly upon request of the holder.

(d) Warrants. Each warrant outstanding at the Effective Time to purchase shares of Company Common Stock (a “Warrant”), whether or not then exercisable, shall constitute the right to receive upon exercise thereof and payment of the exercise price therefor in accordance with its terms the Merger Consideration, net at any applicable withholding for taxes, provided that at the election of the holder of the Warrant, in lieu of such exercise, the warrant shall be cancelled and the Surviving Corporation shall pay to the holder an amount in cash, net of applicable withholding for taxes, equal to the positive difference, if any, between the exercise price of the Warrant and the amount of the Merger Consideration multiplied by the number of Shares for which the Warrant was exercisable immediately prior to the Effective Time. Parent shall cause the Surviving Corporation to pay such amount to the holder of each such Warrant promptly upon the request of the holder.

(e) Capital Stock of Merger Sub. Each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation.

(f) Adjustments to the Merger Consideration. The Merger Consideration shall be appropriately adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Shares), reorganization, recapitalization, split up, combination or exchange of shares or other like event with respect to the Shares occurring after the date hereof and prior to the Effective Time.

SECTION 1.07 Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, any Shares issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger and has demanded and perfected his demand for appraisal of his Shares in accordance with Section 262 of the DGCL, and as of the Effective Time has neither effectively withdrawn nor lost his right to such appraisal (“Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 1.06(a) hereof, but the holder thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL.

(b) Notwithstanding the provisions of Section 1.07(a) hereof, if any holder of Shares who demands appraisal of his Shares under the DGCL shall effectively withdraw or lose (through failure to perfect or otherwise) his right to appraisal, then as of the Effective Time or the occurrence of such event, whichever occurs later, such holder’s Shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 1.06(a) hereof, without interest thereon, upon surrender of the certificate or certificates representing such Shares.

(c) The Company shall give Parent (i) prompt notice of any written demands for appraisal or payment of the fair value of any Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company after the date hereof and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of Parent, settle or offer to settle any such demands.

SECTION 1.08 Surrender of Shares. (a) Prior to the Effective Time, Parent shall appoint a commercial bank or trust company designated by Parent and reasonably acceptable to the Company to act as exchange agent hereunder (the “Exchange Agent”) for the payment of the Merger Consideration upon surrender of certificates representing the Shares. All of the fees and expenses of the Exchange Agent shall be borne by the Surviving Corporation.

(b) Immediately prior to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, Parent shall send to the Exchange Agent, via wire transfer in immediately available funds, cash in an amount or amounts necessary to pay for all of the Shares pursuant to Section 1.08(c) hereof, and shall deliver to the Company a certificate of the Parent, signed by the Chief Financial Officer of the Parent, certifying that such wire transfer has been initiated.

(c) Promptly following the Effective Time, the Surviving Corporation shall instruct the Exchange Agent to mail to each holder of record of a certificate representing Shares converted upon the Merger pursuant to Section 1.06(a) hereof, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of the certificates evidencing shares to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify and are reasonably acceptable to the Company) and (ii) instructions for use in effecting the surrender of the certificates evidencing Shares in exchange for the Merger Consideration. Each holder of a certificate or certificates representing Shares converted upon the Merger pursuant to Section 1.06(a) hereof may thereafter surrender such certificate or certificates evidencing Shares to the

Exchange Agent, as agent for such holder, to effect the surrender of such certificate or certificates on such holder’s behalf for a period ending one year after the Effective Time. Upon the surrender of certificates representing the Shares, Parent shall cause the Exchange Agent to pay the holder of such certificates in exchange therefor cash in an amount equal to the Merger Consideration multiplied by the number of Shares represented by such certificate. Until so surrendered, each such certificate evidencing Shares (other than certificates representing Dissenting Shares) shall represent solely the right to receive the aggregate Merger Consideration relating thereto.

(d) The Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”), or any provision of state, local or non-United States tax law. To the extent that amounts are so withheld by the Exchange Agent, such portion of the Merger Consideration withheld shall be treated for all purposes of this Agreement as having been received by the holder of the Shares in respect of which such deduction and withholding was made by the Exchange Agent.

(e) If payment of cash in respect of canceled Shares is to be made to a person other than the person in whose name a surrendered certificate is registered, it shall be a condition to such payment that the certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the certificate or instrument surrendered or shall have established to the satisfaction of Parent or the Exchange Agent that such tax either has been paid or is not payable.

(f) At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of Shares shall be made thereafter, other than transfers of Shares that have occurred prior to the Effective Time. In the event that, after the Effective Time, certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for cash as provided in Section 1.06(a).

(g) The Merger Consideration paid in the Merger shall be net to the holder of Shares in cash, and without interest thereon, subject to reduction only for any applicable United States federal or other back-up withholding taxes payable by such holder. Any stock transfer taxes that may be due and payable as a result of the Merger shall be paid by Parent, except to the extent such taxes are due because the Merger Consideration is payable to a person other than the registered holder of the certificate or certificates evidencing Shares (in which case such taxes, if not paid, may be deducted from the Merger Consideration).

(h) Promptly following the date which is one year after the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation all cash, certificates and other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, each holder of a certificate representing Shares (other than certificates representing Dissenting Shares and certificates representing Shares held directly or indirectly by Parent or in the treasury of the Company) may surrender such certificate to the Surviving Corporation and (subject to any applicable abandoned property, escheat or similar law) receive in consideration therefor the aggregate Merger Consideration relating thereto, without any interest thereon.

(i) None of the Company, Parent, the Surviving Corporation or the Exchange Agent shall be liable to any holder of Shares for any cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

SECTION 1.09 Lost, Stolen or Destroyed Certificates. In the event any certificates representing Shares shall have been lost, stolen or destroyed, the Exchange Agent shall make such payment in exchange for such lost, stolen or destroyed certificates upon the making of an affidavit of that fact by the holder thereof; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

SECTION 1.10 Taking of Necessary Action; Further Action. Each of Parent, Merger Sub and the Company will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger and the other transactions contemplated by this Agreement in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as follows:

SECTION 2.01 Organization and Qualification; Subsidiaries. (a) Except as set forth in Section 2.01(a) of the Company Disclosure Schedule, each of the Company and its subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority necessary to own, lease or operate the properties it purports to own, lease or operate and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) A true and complete list of all of the Company’s “significant” subsidiaries, as defined in Regulation S-X but substituting 5% for 10% therein, is included as an exhibit to the Company’s Annual Report on Form 10-K for the year ended July 31, 2004 or is included in Section 2.01(b) of the Company Disclosure Schedule (the “Company Significant Subsidiaries”). The Company has furnished to Parent a list of all subsidiaries of the Company together with the jurisdiction of incorporation of each such subsidiary and the percentage of each such subsidiary’s outstanding capital stock owned by the Company or another subsidiary of the Company in Section 2.01(b) of the written disclosure schedule previously delivered by the Company to Parent (the “Company Disclosure Schedule”). Except as set forth in Section 2.01(b) of the Company Disclosure Schedule or the Company SEC Reports, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than its wholly-owned subsidiaries), with respect to which interest the Company has invested (and currently owns) or is required to invest $50,000 or more, excluding securities in any publicly-traded company held for investment by the Company and comprising less than five percent of the outstanding stock of such company.

(c) Revere Transducers Deutschland GmbH (“Revere Deutschland”) ceased to do business in October 1996. During the past three (3) years, neither the Company nor any of its subsidiaries has previously withdrawn any funds or assets from Revere Deutschland, and Revere Deutschland has sufficient funds to satisfy any and all of its debts.

SECTION 2.02 Certificate of Incorporation and Bylaws. The Company has heretofore made available to Parent a complete and correct copy of its Certificate of Incorporation and Bylaws as amended to date (the “Company Charter Documents”), and the Certificate of Incorporation and Bylaws (or equivalent organizational documents) of each of the Company Significant Subsidiaries (the “Subsidiary Documents”). Such Company Charter Documents and Subsidiary Documents are in full force and effect. Neither the Company nor any of the Company Significant Subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents, except for violations of the documents which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 2.03 Capitalization. The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock and 2,000,000 shares of Preferred Stock, $.01 par value (“Company Preferred Stock”). As of December 17, 2004, (i) 4,126,996 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable (excluding shares which are issued but not outstanding all of which are not entitled to vote), (ii) no shares of Company Common Stock were held by subsidiaries of the Company, (iii) 565,000 shares of Company Common Stock were reserved for existing grants and 85,000 shares were reserved for future grants pursuant to the Company Stock Option Plans, (iv) 168,824 shares were reserved for existing Warrants, and (v) no shares of Company Preferred Stock were issued and outstanding. Except as set forth in Section 2.03 of the Company Disclosure Schedule, no change in such capitalization has occurred since December 17, 2004, except for changes resulting from the exercise or termination of Stock Options and Warrants. Except as set forth in Section 2.01, this Section 2.03 or Section 2.11 or in Section 2.03 or Section 2.11 of the Company Disclosure Schedule or the Company SEC Reports,

there are no options, warrants or other rights, agreements, arrangements or commitments of any character, including any stock purchase plan, binding on the Company or any of its subsidiaries relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully-paid and nonassessable and will not be issued in violation of preemptive or similar rights. Except as set forth in Section 2.03 of the Company Disclosure Schedule or the Company SEC Reports, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of any subsidiary. Except as disclosed in Section 2.03 of the Company Disclosure Schedule or the Company SEC Reports, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity other than guarantees of bank obligations of subsidiaries entered into in the ordinary course of business. Except as set forth in Sections 2.01 or Section 2.03 of the Company Disclosure Schedule, all of the outstanding shares of capital stock (other than directors’ qualifying shares) of each of the Company’s subsidiaries are duly authorized, validly issued, fully-paid and nonassessable, and all such shares (other than directors’ qualifying shares) are owned by the Company or another subsidiary of the Company, as applicable, free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company’s or any of its subsidiaries’ voting rights, charges or other encumbrances of any nature whatsoever.

SECTION 2.04 Authorization; Binding Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject to the requisite approval of the Company’s stockholders in accordance with the DGCL. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated, other than the requisite approval by the Company’s stockholders in accordance with the DGCL and the Company Charter Documents, the filing of the appropriate documents with respect to the Merger in accordance with the DGCL, and the filing of the appropriate documents with respect to the Merger, if any, with the relevant authorities of other states or jurisdictions in which the Company is qualified to do business. As of the date hereof, the Board of Directors of the Company has (i) determined that it is advisable and in the best interest of the Company’s stockholders for the Company to enter into this Agreement and to consummate the Merger upon the terms and subject to the conditions of this Agreement, (ii) approved this Agreement in accordance with the applicable provisions of the DGCL, and (iii) resolved to recommend the approval of this Agreement by holders of the Company Common Stock and directed that this Agreement be submitted for consideration by the Company’s stockholders at a meeting of the stockholders of the Company to consider the Merger Agreement (the “Company Stockholders Meeting”). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.

SECTION 2.05 Material Contracts; No Conflict; Required Filings and Consents. (a) Section 2.05(a) of the Company Disclosure Schedule sets forth, as of the date hereof, a list of the following contracts (collectively, the “Material Contracts”): (i) all loan agreements, indentures, notes, bonds, mortgages, pledges, conditional sale or title retention agreements, security agreements, and interest rate swap agreements, each with a principal or notional amount (either outstanding on the date hereof or which can be borrowed) equal to or exceeding $100,000, to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets are bound or affected, but excluding all purchase money security interests entered into in the ordinary course of business; (ii) all guaranties and standby letters of credit issued by the Company or any subsidiary of the Company with respect to the obligation of a third party which exceed $100,000 as of the date hereof or could exceed $100,000 at any time hereafter; (iii) all contracts and agreements between the Company or any subsidiary of the Company, on one hand, and any director or officer of the Company, on the other hand under which the Company is currently bound or has any outstanding obligations; (iv) all agreements which are required to be filed as “material contracts” with the United States Securities and Exchange Commission (the “SEC”) pursuant to the requirements of the Securities Exchange Act of 1934, as amended, and the SEC’s rules and regulations thereunder (the “Exchange Act”) but have not been so filed with the SEC; and (v) all other contracts, agreements, commitments, understandings, arrangements, leases or licenses pursuant to which the Company or a subsidiary of the Company has a binding obligation or commitment to pay to a third party, or a third party has a binding obligation or commitment to pay to the Company or any subsidiary of the Company, $100,000 or more from and after the date hereof, but excluding all orders, invoices and similar documents for the purchase or sale of goods and services entered into in the ordinary course of business. Except as set forth in Section 2.05(a) of the Company Disclosure Schedule, (i) to the knowledge of the Company, all of the Material Contracts are valid and binding agreements, in full force and effect and enforceable in accordance with their respective terms, and (ii) no party to any Material Contract has notified the Company of its intention to materially alter, terminate or cancel any such Material Contract.

(b) Except as set forth in Section 2.05(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Company Charter Documents, (ii) conflict with or violate the Subsidiary Documents or any law applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default under (or an event that with notice or lapse of time or both would become a default under), or impair the Company’s or any of its subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of, or cause any, termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on (including a right to purchase) any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, credit facility, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets is bound or affected, except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(c) Except as set forth in Section 2.05(c) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require the Company or any of its subsidiaries to make or seek any consent, approval, authorization or permit of, or filing with or notification to, any governmental, administrative or regulatory authority, agency or body, domestic or foreign (each, a “Governmental Authority”), except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended, and the SEC’s rules and regulations thereunder (the “Securities Act”); the Exchange Act; state securities laws; the National Association of Securities Dealers (“NASD”); filings and consents under any applicable non-United States laws intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Non-U.S. Monopoly Laws”); filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement (“Environmental Transfer Laws”); and the filing and recordation of appropriate merger or other documents as required by the DGCL, (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Merger, or otherwise prevent or materially delay the Company from performing its material obligations under this Agreement, or would not otherwise reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, or (iii) as to which any necessary consents, approvals, authorizations, permits, filings or notifications have heretofore been obtained or filed, as the case may be, by the Company or any of its subsidiaries, as applicable.

SECTION 2.06 Compliance; Permits. (a) Except as set forth in Section 2.06(a) of the Company Disclosure Schedule or the Company SEC Reports, neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law applicable to the Company or any of its subsidiaries or by which any of them or any of their respective properties or assets is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective properties is bound or affected, except in the case of clause (i) or clause (ii) for any such conflicts, defaults or violations which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Company has not received notice of any investigation by any Governmental Authority with respect to the Company or any of its subsidiaries and, to the Company’s knowledge, no such investigation is threatened, except as disclosed in the Company SEC Reports.

(b) Except as set forth in Section 2.06(b) of the Company Disclosure Schedule or the Company SEC Reports, the Company and its subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from Governmental Authorities which are material to the operation of the business of the Company and its subsidiaries taken as a whole as it is now being conducted (collectively, the “Company Permits”), except where the failure to hold such Company Permits would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Company and its subsidiaries are in compliance with the terms of the Company Permits, except as described in the Company SEC Reports or where the failure to so comply would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 2.07 SEC Filings; Financial Statements. (a) The Company has filed all forms, reports, schedules, statements, registration statements, proxy statements and other documents required to be filed with the SEC for periods ending on or after July 31, 2001 (all forms, reports and documents filed by the Company with the SEC for periods ending on or after July 31, 2001 being referred to as the “Historical Company SEC Reports” and all those filed for periods ending on or after July 31, 2004 being referred to as the “Company SEC Reports”). Except as set forth in Section 2.07(a) of the Company Disclosure Schedule, the Historical Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be (including, without limitation, the applicable accounting requirements of the SEC and the published rules and regulations of the SEC with respect thereto), and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Historical Company SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or in the Historical Company SEC Reports, and except that interim financials statements do not contain all of the disclosures required by GAAP), and fairly presents in all material respects the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated.

SECTION 2.08 Absence of Certain Changes or Events. Except as set forth in Section 2.08 of the Company Disclosure Schedule or the Company SEC Reports, since July 31, 2004, the Company has conducted its business in the ordinary course (other than with respect to the transactions contemplated by this Agreement) and there has not occurred: (i) any Material Adverse Effect; (ii) any amendments or changes in the Company Charter Documents; (iii) any changes to any Welfare Benefit Plans or other employee benefit arrangements or agreements, including the establishment of any new such plans, arrangements or agreements or the extension of coverage under any such plans, arrangements or agreements to new groups of employees or other individuals; (iv) any damage to, destruction or loss of any asset of the Company (whether or not covered by insurance) that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (v) any change by the Company in its accounting methods, principles or practices (other than changes required by GAAP after the date of this Agreement; or (vi) any sale of assets of the Company other than (1) in the ordinary course of business or (2) dispositions of obsolete or worthless assets and sales of immaterial assets not in excess of $100,000 in the aggregate.

SECTION 2.09 No Undisclosed Liabilities. Except as set forth in Section 2.09 of the Company Disclosure Schedule or the Company SEC Reports, neither the Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) provided for in the Company’s audited balance sheet (including any related notes thereto) as of July 31, 2004 included in the Company’s Annual Report on Form 10-K for the year ended July 31, 2004 (the “2004 Balance Sheet”), (b) incurred in the ordinary course of business and not required under GAAP to be reflected on the 2004 Balance Sheet, (c) incurred since July 31, 2004 in the ordinary course of business, (d) incurred in connection with this Agreement or the Merger or the other transactions contemplated hereby, or (e) which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 2.10 Absence of Litigation. Except as set forth in Section 2.10 of the Company Disclosure Schedule or the Company SEC Reports, there are no claims, actions, suits or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any court, arbitrator, Governmental Authority or body, domestic or foreign, that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Company has not received notice of any investigations against the Company or any of its subsidiaries by any court, arbitrator, Governmental Authority or body, domestic or foreign, and, to the knowledge of the Company, no such investigations are threatened, that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Except as set forth in Section 2.10 of the Company Disclosure Schedule, there are no pending claims, actions, suits, proceedings or investigations brought by the Company or any of its subsidiaries against any third party, and no such claims, actions, suits, proceedings or investigations are contemplated.

SECTION 2.11 Employee Benefit Plans; Employment Agreements. (a) Section 2.11(a) of the Company Disclosure Schedule sets forth a true and complete list of each “employee welfare benefit plan” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) maintained by the Company in which the Company’s employees participate (such employee welfare benefit plans being hereinafter collectively referred to as the “Welfare Benefit Plans”). With respect to each Welfare Benefit Plan, all contributions or premiums due by, or attributable to the period ending on, the date of this Agreement have been paid or the Company has accrued such amounts on the appropriate balance sheet. Except for COBRA coverage, there are no Welfare Benefit Plans, Benefit Arrangements or other agreements that provide medical or death benefits to current or former employees of the Company beyond their retirement or termination of employment.

(b) Section 2.11(b) of the Company Disclosure Schedule sets forth a true and complete list of each “employee pension benefit plan” (as defined in Section 3(2) of ERISA) maintained by the Company or any trade or business under common control with the Company within the meaning of Section 4001(a)(14) of ERISA (each, an “ERISA Affiliate”) or to which the Company or an ERISA Affiliate contributes or is required to contribute, including any multiemployer employee welfare benefit plan, on behalf of officers and employees of the Company, or to which the Company or an ERISA Affiliate contributes or is required to contribute, including any multiemployer employee pension benefit plan, on behalf of officers and employees of the Company (such multiemployer and other employee pension benefit plans being hereinafter collectively referred to as the “Pension Benefit Plans”). No Pension Benefit Plan is a “defined benefit plan” (as defined in Section 3(35) of ERISA). Neither the Company nor any of its ERISA Affiliates has any liability or potential liability under Title IV of ERISA. With respect to each Pension Benefit Plan, all contributions due by or attributable to the period ending as of the date hereof have been paid.

(c) Section 2.11(c) of the Company Disclosure Schedule lists each written material salary practice or arrangement of general applicability and each deferred compensation plan, bonus plan, stock option plan, incentive compensation plan, employee stock purchase plan and any other employee benefit, retirement savings, insurance, sick pay, vacation pay or severance pay plan, or agreement maintained by the Company or an affiliate with respect to any of the Company’s employees which is not listed on Section 2.11(a) or 2.11(b) of the Company Disclosure Schedule (collectively, the “Benefit Arrangements”).

(d) Section 2.11(d) of the Company Disclosure Schedule lists all written employment agreements with employees and officers of the Company or any of its subsidiaries, but excluding standard employment offer and acceptance letters; all agreements with consultants or agreements with respect to the services of independent contractors or leased employees obligating the Company or any of its subsidiaries to make annual cash payments in the aggregate exceeding $50,000; and any non-compete agreements between any employee or officer of the Company or any of its subsidiaries and the Company or any of its subsidiaries.

(e) Company has furnished or made available to Parent copies of each Welfare Benefit Plan, Pension Benefit Plan and Benefit Arrangement, the most recent annual report and summary plan description for each Welfare Benefit Plan, Pension Benefit Plan and Benefit Arrangement, where applicable, and a written summary of each other Welfare Benefit Plan, Pension Benefit Plan and Benefit Arrangement where no formal plan or summary exists. Except as set forth on Section 2.11(e) of the Company Disclosure Schedule, to the knowledge of the Company, each Pension Benefit Plan, each Welfare Benefit Plan, each Benefit Arrangement and each related trust agreement and annuity contract and insurance policy, where applicable, complies currently and has complied for the past three (3) years, in each case in all material respects, both as to form and operation, with the provisions of (A) the Code and, with respect to each Pension Benefit Plan, such provisions to be tax qualified under Section 401(a) or 403(a) of the Code; (B) ERISA; and (C) all other applicable laws; all necessary government approvals for the Pension Benefit Plans have been obtained; favorable opinion and/or determination letters, copies of which have been made available to the Parent, as to the qualification under the Code of each of the Pension Benefit Plans, as amended, have been received from the Internal Revenue Service; and all reports required by any government authority with respect to each Welfare Benefit Plan, each Pension Benefit Plan and each Benefit Arrangement have been timely filed.

(f) No Welfare Benefit Plan or Pension Benefit Plan or trustee or administrator thereof has engaged in any transaction that might subject the Company to a tax or penalty under Section 4975 of the Code or a penalty under Section 502 of ERISA.

(g) There are no actions, suits or claims (other than routine claims for benefits) pending or, to the knowledge of the Company, threatened against the Company in connection with, or against, any Pension Benefit Plan, Welfare Benefit Plan or Benefit Arrangement, and there are no civil or criminal actions pending or, to the knowledge of the Company, threatened against any fiduciary, Pension Benefit Plan, Welfare Benefit Plan or Benefit Arrangement.

(h) Except as set forth in Section 2.11(h) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (a) any payment or transfer of money, property or other consideration (including, without limitation, severance, unemployment compensation or bonus payments) (whether or not such payment would constitute a “parachute payment” or “excess parachute payment” within the meaning of Section 280G of the Code) becoming due to any employee or former employee of the Company; (b) any increase in the amount of compensation, benefits or fees payable to any such individual; (c) other than the acceleration of the vesting provisions of stock options, the acceleration of the accrual, vesting or timing of payment of any benefits, compensation or fees payable to any such individual; or (d) the acceleration or creation of any other additional rights, under any Benefit Arrangement, severance, parachute, employment, change in control or other agreement or arrangement by or to which the Company is a party.

(i) Section 2.11(i) of the Company Disclosure Schedule sets forth a true and complete list of each current or former employee, officer or director of the Company or any of its subsidiaries who holds (i) any option to purchase Company Common Stock outstanding as of the date hereof, together with the number of shares of Company Common Stock subject to such option, the option price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an “ISO”), and the expiration date of such option; (ii) any outstanding shares of Company Common Stock that are subject to vesting; and (iii) any other outstanding right, directly or indirectly, to receive Company Common Stock, together with the number of shares of Company Common Stock subject to such right.

(j) Except as set forth in Section 2.11(j) of the Company Disclosure Schedule or in the Company SEC Reports, (i) the Company has never maintained an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code) or any other Pension Benefit Plan that invests in Company stock and (ii) the Company has not proposed nor agreed to any increase in benefits under any Pension Benefit Plan, Welfare Benefit Plan or Benefit Arrangement (or the creation of new benefits) or change in employee coverage which would materially increase the expense of maintaining any such plan.

(k) The Company has fiduciary liability insurance of at least $1,000,000 in effect covering the fiduciaries of the Company’s 401(k) Plan (including the Company) with respect to whom the Company may have liability.

SECTION 2.12 Employee and Labor Matters. Except as set forth in Section 2.12 of the Company Disclosure Schedule or the Company SEC Reports or, in the case of subsections (c), (e), (f), (h) or (j), as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

(a) Each employee of the Company and its subsidiaries is employed on an at-will basis and neither the Company nor any of its subsidiaries has any written or oral agreement with any such employees which would interfere with the ability to discharge such employees. Neither the Company nor its subsidiaries has promised or represented or distributed any written material to any of their subsidiaries, affiliates, shareholders, directors, officers, employees, consultants, independent contractors, agents, representatives or other personnel that any of such persons will be employed or engaged by or receive any particular benefits from (i) the Company or any of its subsidiaries, or (ii) the Parent or any of its subsidiaries or affiliates, in each case on or after the Effective Time. To the knowledge of the Company, no key employee and no group of employees of the Company or its subsidiaries has any plans to terminate or modify their status as an employee or employees of the Company or its subsidiaries (including upon consummation of the transactions contemplated hereby).

(b) The Company and its subsidiaries have withheld amounts from their respective employees for all periods in compliance with applicable law. Federal, state, local and foreign returns, as required by applicable law, have been filed by the Company and its subsidiaries for all period for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and the amounts shown thereof to be due and payable have been paid, together with any interest and penalties that are due as a result of the Company’s and/or its subsidiaries’ failure to file such returns when due and pay when due the amounts shown thereon to be due.

(c) Neither the Company nor its subsidiaries has any liability based upon, arising out of or relating to the classification of any individual working for or related to the Company or its subsidiaries as an independent contractor or “leased employee” (within the meaning of Section 414(n) of the Code) rather than as an employee, and to the knowledge of the Company, no facts exist as a result of which the Company or its subsidiaries could have any such liability.

(d) As of the date hereof, all obligations to individuals who are or have been directors, officers, employees, independent contractors, consultants, agents or representatives of the Company and its subsidiaries for wages, reimbursements, fees, retirement, severance, deferred compensation, incentive, stock option, vacation, bonus, unemployment and other payments, distributions and benefits accrued to and including the date hereof and all contributions (voluntary or otherwise) to any payments under all employee benefit plans have been duly paid or provided for by the Company and its subsidiaries.

(e) Each of the Company and its subsidiaries is in compliance, and has not failed to be in compliance as a result of which it would reasonably be expected now or in the future to have liability, with all applicable federal, state and non-United States laws, agreements and contracts relating to employment, employment practices, terms and conditions of employment, and the employment of former, current, and prospective employees, independent contractors and “leased employees” (within the meaning of Section 414(n) of the Code) of the Company or any of its subsidiaries, including all such federal, state and non-United States laws, agreements and contracts relating to wages and hours, collective bargaining, employment discrimination, immigration, disability, civil rights, human rights, fair labor standards, occupational safety and health, workers’ compensation, pay equity, wrongful discharge and violation of the potential rights of such former, current, and prospective employees, independent contractors and leased employees, and has timely prepared and filed all appropriate forms (including Immigration and Naturalization Service Form I-9) required by any relevant Governmental Authority.

(f) Neither the Company nor any of its subsidiaries are engaged in any unfair labor practice or other unlawful employment practice. There are no unfair labor practice charges or other employee-related complaints or claims against the Company or its subsidiaries pending or, to the knowledge of the Company, threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Review Commission, the Department of Labor, or any other Governmental Authority or which otherwise affect or could affect the Company or its subsidiaries by or concerning the employees, independent contractors or consultants of the Company and its subsidiaries.

(g) Neither the Company nor its subsidiaries have been notified by any Governmental Authority of any alleged violation by the Company or its subsidiaries of applicable law that remains unresolved respecting employment, employment practices, and terms and conditions of employment. Neither the Company nor any of its subsidiaries has received any notice of the intent of any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation of the Company or any of its subsidiaries, and to the knowledge of the Company no such investigation is in progress.

(h) There are no outstanding orders or charges against the Company or its subsidiaries under any occupational health or safety legislation and, to the knowledge of the Company, none have been threatened. All material levies, assessments and penalties made against the Company or its subsidiaries pursuant to all applicable workers compensation legislation as of the date hereof have been paid by the Company and its subsidiaries and the Company and its subsidiaries have not been reassessed under any such legislation.

(i) (i) Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any employees of the Company or any of its subsidiaries, (ii) neither the Company nor any of its subsidiaries have been negotiating, or is under any obligation to negotiate, any collective bargaining agreement or union contract with respect to any employees of the Company or its subsidiaries, and there is no indication that the employees of the Company or its subsidiaries desire to be covered by a collective bargaining agreement or union contract, and (iii) as related to the Company and its subsidiaries, no labor organization or group of employees of the Company or its subsidiaries has made a pending demand for recognition or certification, there are no existing organization drives, and there are and have been no representation or certification proceedings or petitions seeking a representation proceeding with the National Labor Relations Board or any other labor relations tribunal or authority, nor have any such demands, proceedings or petitions been brought or filed or threatened to be brought or filed within the past three (3) years.

(j) Neither the Company nor any of its subsidiaries is in breach of any United States or non-United States collective bargaining agreement or labor union contract.

(k) Neither the Company nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, picketing, disputes, boycotts or other labor problems by or with respect to any employees of the Company or any of its subsidiaries or related to the business or operations of the Company or its subsidiaries, nor have any such problems occurred or been threatened within the past three (3) years.

SECTION 2.13 Proxy Statement. The information supplied by the Company for inclusion in the proxy statement to be sent to the stockholders of the Company in connection with the Company Stockholder Meeting (such proxy statement, as amended or supplemented, is referred to herein as the “Proxy Statement”) will not, on the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders or at the time of the Company Stockholders Meeting contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein necessary in order to make the statements made therein not false or misleading or necessary to correct any statement in any earlier communication to stockholders with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its respective affiliates, officers or directors should be discovered by the Company which should be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Parent and Merger Sub. The Proxy Statement shall comply in all material respects with the requirements of all applicable laws, including the Securities Act and the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub for use in the Proxy Statement.

SECTION 2.14 Restrictions on Business Activities. Except for this Agreement or as set forth in Section 2.14 of the Company Disclosure Schedule or the Company SEC Reports, there is no agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has or would reasonably be expected to have the effect of prohibiting or restricting the conduct of business by the Company or any of its subsidiaries as currently conducted by the Company or such subsidiary, except for any prohibition or restriction as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 2.15 Title to and Condition of Property and Assets; Real Estate. (a) Except as set forth in Sections 2.15(a) of the Company Disclosure Schedule or the Company SEC Reports, the Company and each of its subsidiaries has good and marketable title to all of its owned real properties and other owned assets, free and clear of all liens, charges and encumbrances, except (i) statutory liens for taxes not yet due and payable or being contested in good faith, (ii) such liens or other imperfections of title, if any, as do not materially interfere with the present use of the property affected thereby or which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (iii) liens and encumbrances which secure indebtedness reflected in the 2004 Balance Sheet; and (iv) purchase money security interests for property acquired in the ordinary course of business.

(b) All leases pursuant to which the Company or any of its subsidiaries lease from others material amounts of personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default or event of default), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(c) Other than those of the Company’s properties and assets which are leased or licensed, there are no properties or assets of the Company which are owned by any third party. Except as set forth in Section 2.15(c) of the Company Disclosure Schedule, the properties and assets owned, leased or licensed by the Company in the aggregate (i) are sufficient and adequate to carry on the business of the Company as presently conducted; (ii) are in a good state of maintenance, repair and operating condition as required for the operation and use thereof in the ordinary course of business; and (iii) comply in all material respects with applicable law and with the terms and conditions of all leases and other agreements affecting or relating to any such property.

(d) Section 2.15(d) of the Company Disclosure Schedule sets forth a description of each parcel of real property (i) presently owned or leased by the Company, or (ii) at which the Company maintains a manufacturing or warehouse facility. No condemnation, eminent domain or similar proceeding affecting all or any material portion of any such real property is pending or, to the knowledge of the Company, threatened.

(e) The Company does not currently own or lease (or sublease) any real property except as set forth in Section 2.15(d) of the Company Disclosure Schedule. The Company has delivered to Purchaser a true and complete copy of each real property lease or sublease to which the Company is a party (collectively, the “Real Property Leases”). Except as set forth in Section 2.15(e) of the Company Disclosure Schedule, the Company does not lease or sublease any real property to any other person.

(f) Except as set forth in Section 2.15(f) of the Company Disclosure Schedule or except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) the Company enjoys quiet possession under the Real Property Leases, each of which is enforceable in accordance with their respective terms against the respective lessor or sublessor thereunder; (ii) the Company is not in default under the terms of any of the Real Property Leases, and no condition exists and no event has occurred which, with or without the passage of time or the giving of notice or both, could constitute such a default, and (iii) each of the Real Property Leases is valid, binding and in full force and effect.

(g) Except as set forth in Section 2.15(f) of the Company Disclosure Schedule, the premises covered by the Real Estate Leases are occupied solely by the Company and are being used exclusively for, and in connection with, the business of the Company.

SECTION 2.16 Taxes. Except as set forth in Section 2.16 of the Company Disclosure Schedule or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

(a) The Company and each of its subsidiaries has timely and accurately filed, or caused to be timely and accurately filed, all Tax Returns required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all amounts of Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the 2004 Balance Sheet have been established and which are being contested in good faith. There are no claims or assessments pending against the Company or any of its subsidiaries for any alleged deficiency in any Tax. There are no pending or, to the knowledge of the Company, threatened audits for or relating to any liability in respect of any Taxes. The Company has not received notice of any investigations relating to any liability in respect of any taxes, and to the knowledge of the Company, no such investigations have been threatened. The Company has not been notified in writing of any proposed Tax claims or assessments against the Company or any of its subsidiaries (other than in each case, claims or assessments for which adequate reserves in the 2004 Balance Sheet have been established and which are being contested in good faith). Neither the Company nor any of its subsidiaries has executed any waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by the Company or any of its subsidiaries for any extension of time within which to file any Tax Return or within which to pay any amounts of Taxes shown to be due on any Tax Return. There are no liens for Taxes on the assets of the Company or any of its subsidiaries except for statutory liens for current Taxes not yet due and payable. There are no outstanding powers of attorney enabling any party to represent the Company or any of its subsidiaries with respect to Taxes.

(b) Other than with respect to the Company and its subsidiaries, neither the Company nor any of its subsidiaries is liable for Taxes of any other person, or is currently under any contractual obligation to indemnify any person with respect to Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes other than income taxes), or is a party to any tax sharing agreement or any other agreement providing for payments by the Company or any of its subsidiaries with respect to Taxes. Neither the Company nor any of its subsidiaries will be required to include any adjustment in taxable income for any period ending after the Effective Time under Section 481 of the Code (or under any similar provision of the Tax laws of any jurisdiction) as a result of a change in the method of accounting for a period ending on or before the Effective Time or pursuant to an agreement with a Tax authority with regard to the Tax liability of the Company or any of its subsidiaries for any period ending on or before the Effective Time. Neither the Company nor any of its subsidiaries is a party to any joint venture, partnership or other arrangement or contract which is or is reasonably likely to be treated as a partnership for federal income tax purposes. None of the Company’s property is “tax exempt use property” within the meaning of Section 168(h) of the Code. There are no private letter rulings in respect of any Tax pending between the Company or its subsidiaries and any taxing authority. The Company is not a party to any agreement, contract, arrangement or plan that would result (taking into account the transactions contemplated by this Agreement), separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(c) For purposes of this Agreement, the term “Tax” and “Taxes” shall mean any United States federal, national, state, local, foreign, provincial or other jurisdictional income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, estimated, alternative, or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge imposed by any Governmental Authority, together with any interest or penalty imposed thereon. The term “Tax Return” shall mean a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a Governmental Authority with respect to any Tax, including an information return, claim for refund, amended return or declaration or estimated Tax.

SECTION 2.17 Environmental Matters. (a) Except as set forth in Section 2.17(a) to the Company Disclosure Schedule or in the Company SEC Reports or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the operations and properties of the Company and its subsidiaries are in compliance with applicable Environmental Laws, which compliance includes the possession by the Company and its subsidiaries of all permits and governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof.

(b) Except as set forth in Section 2.17(b) of the Company Disclosure Schedule or the Company SEC Reports or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, there are no Environmental Claims, including claims based on “arranger liability,” pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has retained or assumed.

(c) Except as set forth on Section 2.17(c) of the Company Disclosure Schedule or in the Company SEC Reports, there are no past or present actions, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Materials of Environmental Concern, that are reasonably likely to form the basis of any Environmental Claim against the Company or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries have retained or assumed, except for such Environmental Claims that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(d) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or as set forth in Section 2.17(d) of the Company Disclosure Schedule or the Company SEC Reports, (i) there are no off-site locations where the Company or any of its subsidiaries has stored, disposed or arranged for the disposal of Materials of Environmental Concern which have been listed on the National Priority List, CERCLIS, or state Superfund site list, and the Company and its subsidiaries have not been notified that any of them is a potentially responsible party at any such location; (ii) there are no underground storage tanks located on property owned or leased by the Company or any of its subsidiaries; (iii) there is no friable asbestos containing material contained in or forming part of any building, building component, structure or office space owned, leased or operated by the Company or any of its subsidiaries; and (iv) there are no polychlorinated biphenyls (“PCBs”) or PCB-containing items contained in or forming part of any building, building component, structure or office space owned, leased or operated by the Company or any of its subsidiaries.

(e) For purposes of this Agreement:

(i) “Environmental Claim” means any claim, action, cause of action, investigation or notice (in each case in writing, or if not in writing, to the knowledge of the Company) by any person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from the presence, or release or threat of release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by the Company or any of its subsidiaries.

(ii) “Environmental Laws” means all United States federal, state, local and non-United States laws, regulations, codes and ordinances, relating to pollution or protection of human health and the environment (including ambient air, surface water, ground water, land surface or sub-surface strata), including laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, including, but not limited to Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., Toxic Substances Control Act (“TSCA”), 15 U.S.C. § 2601 et seq., Occupational Safety and Health Act (“OSHA”), 29 U.S.C. § 651 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., each as may have been amended or supplemented, and any applicable environmental transfer statutes or laws.

(iii) “Materials of Environmental Concern” means chemicals, pollutants, contaminants, hazardous materials, hazardous substances and hazardous wastes, medical waste, toxic substances, petroleum and petroleum products and by-products, asbestos-containing materials, PCBs, and any other chemicals, pollutants, substances or waste, in each case regulated under any Environmental Law.

SECTION 2.18 Brokers. No broker, finder or investment banker other than Roth Capital Partners, LLC (the “Company Financial Advisor”), the fees and expenses of which will be paid by the Company, is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement. The Company has heretofore furnished to Parent a complete and correct copy of all agreements or other arrangements, whether written or oral, between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

SECTION 2.19 Intellectual Property. (a) As used herein, the term “Intellectual Property Assets” shall mean all worldwide intellectual property rights, including, without limitation, all patents, trademarks, service marks, trade names, copyrights, mask works, and registrations and applications therefor, technology, licenses, Internet domain names, know-how, trade secrets, computer programs, software, development tools, tangible or intangible proprietary information, databases, files, records, documentation and media describing or relating to the above, in any format, whether hard copy or machine-readable (including without limitation source code, object code and firmware). As used herein, “Company Intellectual Property Assets” shall mean the Intellectual Property Assets used or owned by the Company or any of its subsidiaries.

(b) Except as set forth in Section 2.19(b) of the Company Disclosure Schedule, the Company and/or each of its subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all of the Company Intellectual Property Assets, and the rights, title and ownership of the Company Intellectual Property Assets by the Company and/or its subsidiaries are not subject to any encumbrances, charges, liens, indentures, security interests or claims of any kind.

(c) Except as set forth in Section 2.19(c) of the Company Disclosure Schedule, no claims, actions, suits or proceedings, including without limitation any re-examination, opposition, cancellation or invalidation proceeding before any governmental authority, (i) are currently pending or, to the knowledge of the Company, threatened by any person, with respect to the Company Intellectual Property Assets, or (ii) are currently pending, or, to the knowledge of the Company, threatened by any person with respect to the Intellectual Property Assets of a third party (the “Third Party Intellectual Property Assets”) to the extent arising out of any activity of the Company or any of its subsidiaries. Except as set forth in Section 2.19(c) of the Company Disclosure Schedule, to the knowledge of the Company, there are no valid grounds for any bona fide claim to the effect that the business of the Company or any of its subsidiaries, infringes or otherwise violates any Third Party Intellectual Property Assets.

(d) Section 2.19(d) of the Company Disclosure Schedule sets forth a list of (i) all patents and patent applications owned by the Company and/or each of its subsidiaries worldwide; (ii) all trademark and service mark registrations and all trademark and service mark applications owned by the Company and/or each of its subsidiaries worldwide; (iii) all trade names, and material common law trademarks of the Company and/or each of its subsidiaries worldwide; (iv) all copyright registrations and copyright applications owned by the Company and/or each of its subsidiaries worldwide; (v) all mask work registrations and applications for registration owned by the Company and/or each of its subsidiaries worldwide; (vi) all Internet domain name registrations owned by the Company and/or each of its subsidiaries worldwide; and (vii) each agreement in which the Company and/or each of its subsidiaries is (A) a licensor with respect to any of the patents, trademarks, service marks, Internet domain names, copyrights or mask works listed in Section 2.19(d) of the Company Disclosure Schedule or (B) a licensee of any Third Party Intellectual Property Assets except for any licenses of software that is commercially available “off the shelf.” Except as set forth in Section 2.19(e) of the Company Disclosure Schedule, the Company and/or each of its subsidiaries has made all necessary filings and recordations to protect and maintain its interest in the Company Intellectual Property Assets.

(e) Except as set forth in Section 2.19(e) or 2.19(f) of the Company Disclosure Schedule or the Company SEC Documents: (i) to the knowledge of the Company, all Company Intellectual Property Assets are valid and (ii) each license concerning any of the Company Intellectual Property Assets is valid and enforceable.

(f) Except as set forth in Section 2.19(f) of the Company Disclosure Schedule, to the knowledge of the Company, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Assets by any third party, including any employee, former employee, independent contractor or consultant of the Company or any of its subsidiaries.

(g) Except as set forth in Section 2.19(g) of the Company Disclosure Schedule or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the execution, delivery and performance of this Agreement will not constitute a conflict with, result in a breach of, constitute a default under (or an event that, with notice or lapse of time or both, would constitute a conflict, breach or default under), or accelerate the performance required by, or create in any person the right to accelerate, terminate, modify, or cancel (with notice or lapse of time or both), or require any notice under, any contract involving any Company Intellectual Property Assets, and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination (with notice or lapse of time or both) of any Company Intellectual Property Assets or otherwise impair the rights of the Surviving Corporation to use, sell or license any Company Intellectual Property Assets.

(h) Except as set forth in Section 2.19(h) of the Company Disclosure Schedule, (i) all current and former employees, officers, contractors and consultants of the Company and each of its subsidiaries who have contributed to or participated in the conception and development of products and services currently offered or contemplated to be offered by the Company or its subsidiaries have acted within the scope of their employment in so contributing or participating; and (ii) no current or former employees, officers, contractors or consultants of the Company or its subsidiaries claim or have a right to claim an ownership interest in any Company Intellectual Property Assets as a result of having been involved in the development, creation or licensing of any Company Intellectual Property Assets while employed or consulting to the Company or its subsidiaries.

(i) Except as set forth in Section 2.19(i) of the Company Disclosure Schedule, (i) no Company Intellectual Property Assets are subject to any outstanding order, judgment, injunction, decree, stipulation or agreement prohibiting or restricting the use thereof by the Company or its subsidiaries or prohibiting or restricting the assignment, licensing or transfer thereof by the Company or its subsidiaries; (ii) all Company Intellectual Property Assets registered or filed with a Governmental Authority are currently in material compliance with all formal legal requirements; and (iii) neither the Company nor any of its subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement or misappropriation of any Company Intellectual Property Assets or any Intellectual Property Assets or confidential or proprietary information of any other person.

(j) The Company believed in good faith that the Company and each of its subsidiaries have taken reasonable steps designed to safeguard and maintain their proprietary rights in all Company Intellectual Property Assets and the secrecy and confidentiality of their trade secrets and confidential and proprietary information and the confidential and proprietary information of third persons used in or related to their operations. None of the operations of the Company or any of its subsidiaries involve the unlicensed or unauthorized use of confidential or proprietary information,

SECTION 2.20 Interested Party Transactions. Except as set forth in Section 2.20 of the Company Disclosure Schedule or the Company SEC Reports or for events as to which the amounts involved do not, in the aggregate, exceed $60,000, since the Company’s Form 10-K/A filed November 29, 2004, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

SECTION 2.21 Insurance. Except as set forth in Section 2.21 of the Company Disclosure Schedule or the Company SEC Reports, all fire and casualty, general liability, business interruption, product liability, sprinkler and water damage, and other insurance policies maintained by the Company or any of its subsidiaries are with reputable insurance carriers and, in character and amount, insure against such risks as are customarily insured against by companies in the same or similar businesses and having a similar size and scope of operations as the Company, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. A list of all such policies have been provided to Parent.

SECTION 2.22 Product Liability and Recalls. (a) Except as set forth in Section 2.22(a) of the Company Disclosure Schedule or the Company SEC Reports or except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, there is no pending or, to the knowledge of the Company, threatened claim against the Company or any of its subsidiaries for injury to person or property of employees or any third parties suffered as a result of the design, development, manufacture or sale of any product or performance of any service by the Company or any of its subsidiaries, including claims arising out of the defective or unsafe nature of their respective products or services.

(b) Except as set forth in Section 2.22(b) of the Company Disclosure Schedule or the Company SEC Reports, there is no pending or, to the knowledge of the Company, threatened recall, withdrawal or suspension of any product designed, developed, manufactured or sold by the Company or any of its subsidiaries, and the Company has not received notice of any investigations of any product designed, developed, manufactured or sold by the Company or any of its subsidiaries. To the knowledge of the Company, there are no product or service defects which could give rise to any such recall, withdrawal, suspension or investigation or other liabilities. Except as set forth in Section 2.22(b) of the Company Disclosure Schedule or the Company SEC Reports, there has been no correspondence received or sent by or on behalf of the Company during the past five (5) years from or to any Governmental Authority with respect to a contemplated or actual recall, withdrawal or suspension from the market or investigation of any product designed, developed, manufactured or sold by the Company or any of its subsidiaries. Copies of any such correspondence have been previously provided to Parent.

(c) The Company is currently listed on the Qualified Products List of the Defense Supply Center Columbus with respect to certain products designed, manufactured and supplied by the Company for use by the United States government (“Military Products”). The Company is in material compliance with all applicable laws with respect to the design, manufacture, supply and testing of Military Products, and all Military Products meet with all applicable quality control standards and all design, quality and other specifications and requirements of any Governmental Agency. The Company has not falsified or omitted required information (e.g., test failures, field failures, customer returns) from any report required to be filed with any Governmental Authority regarding any Military Product. There are no losses, claims, damages, expenses or liabilities (whether absolute, accrued, contingent or otherwise) of the Company asserted and arising out of or based upon incidents occurring within the past five (5) years with respect to the design, manufacture, supply or testing of Military Products. The Company has not received notice of any violation (or any investigation, inspection, audit, or other proceeding by any Governmental Authority involving an allegation of any violation) of any applicable law with respect to the design, manufacture, supply and testing of Military Products within the past five (5) years, and to the knowledge of the Company, no investigation, inspection, audit, or other proceeding by any Governmental Authority involving an allegation of violation of any such applicable law is threatened.

(d) All of the test results or other information (e.g., test failures, field failures, customer returns) submitted by the Company to any Governmental Authority or independent testing agency within the past five (5) years for the rating or certification of any product (including any Military Product) or facility were, to the knowledge of the Company, true and correct in all material respects.

SECTION 2.23 Inventory. Except as set forth in Section 2.23 of the Company Disclosure Schedule, the inventory of the Company as of July 31, 2004 and all additions thereafter acquired and on hand as of the date hereof (not having been disposed of since July 31, 2004 in the ordinary course of business) (the “Inventory”) is in all material respects of a quantity and quality usable or saleable in the ordinary course of the business, subject to the applicable reserve on the 2004 Balance Sheet. All additions to the Inventory acquired since July 31, 2004 were acquired in the ordinary course of business. Obsolete, discontinued, returned, damaged, overage or off-quality items do not constitute a material part of the Inventory and are carried on the financial statements for the period ending July 31, 2004 at realizable market value, except as set forth in Section 2.23 of the Company Disclosure Schedule. Finished goods in Inventory conform to published specifications, are free from material defects and are marketable and saleable in the ordinary course of business, except as set forth in Section 2.23 of the Company Disclosure Schedule. All Inventory not written off or reserved against has been recorded on the books of the Company at the lower of cost or market value determined in accordance with GAAP, except as set forth in Section 2.23 of the Company Disclosure Schedule.

SECTION 2.24 Accounts and Notes Receivable and Payable. Except as set forth in Section 2.24 of the Company Disclosure Schedule, all accounts and notes receivable of the Company as of July 31, 2004 or thereafter acquired by the Company have arisen in the ordinary course of business, represent valid obligations to the Company arising from bona fide transactions in the ordinary course of business and are not subject to claims or set-off or other defenses or counterclaims. Except as set forth in Section 2.24 of the Company Disclosure

Schedule, all accounts and notes payable by the Company as of July 31, 2004 or thereafter incurred by the Company arose in bona fide transactions in the ordinary course of business. Except as set forth in Section 2.24 of the Company Disclosure Schedule, all items which are required by GAAP to be reflected as receivables and payables on the books and records of the Company are so reflected in a manner consistent with past practice.

SECTION 2.25 Government Contracts. (a) Section 2.25(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date hereof of the Government Contracts, true, complete and correct copies of which have been delivered or made available to Parent. “Government Contracts” shall mean all current contracts pursuant to which the Company has generated and/or is expected to generate revenues in excess of $100,000: (i) between the Company and the United States Government, including any blanket purchase agreements, task orders, or other agreements thereunder; and (ii) between the Company and any entity which is a party to a contract or other agreement with the United States Government in which the Company participates in the bid or contract process.

(b) The Company has not received notice that any Government Contract under which performance is completed is subject to audit or adjustment by United States Government auditors or any unresolved accounting issues. The Company is not a party to any current dispute relating to a Government Contract. The Company has not, with respect to any Governmental Contract, received notice that the Company has breached or violated any law, order, certification, representation, clause, provision, or requirement with respect to any such Government Contract. There are no current or, to the knowledge of the Company, threatened claims, appeals, “Requests for Equitable Adjustment,” protests, or lawsuits (including, without limitation, any qui tam suit brought under the False Claims Act, 31 U.S.C. 3729), against the Company arising out of or relating to any Government Contract. The Company has not received a cure notice, a show cause notice, a suspension of work notice, or a stop work order with respect to any Government Contract.

(c) Neither the United States Government, nor any prime contractor, subcontractor, joint venture partner, teaming partner, or other person has notified the Company that the Company or any of its directors, officers, agents, or employees have breached or violated any law, certification, representation, clause, provision, or requirement relating to any Government Contract.

(d) The Company has not been questioned or challenged as to any cost incurred by the Company, nor has any cost been the subject of any audit or investigation of which the Company has received notice or been disallowed. No payment due to the Company relating to any Government Contract has been withheld (except to the extent such withholding or retention is in the ordinary course of business) or set off, nor has any claim been made to withhold or set off money. To the knowledge of the Company, no Government Contract is subject to any right of setoff, except as provided under applicable law.

(e) All amounts previously charged to or presently carried as chargeable by the Company to any cost-reimbursable Government Contract have been or will be reasonable, allowable, and allocable, pursuant to 48 C.F.R. 3.101 et seq. The Company has not knowingly submitted any inaccurate, untruthful, or misleading cost or pricing data, certification, bid, proposal, application, report, claim, or any other information relating to a Government Contract to the United States Government.

(f) No Government Contract has been totally or partially terminated for default or for the convenience of the United States Government Within the past five (5) years: (i) the Company has not received any requests with respect to any Government Contract for equitable adjustment or claims (other than routine invoices); and (ii) the Company has not been notified of any deductions from unpaid invoices with respect to any Government Contract.

(g) The Company has complied in all respects with the terms and conditions of each Government Contract, including all clauses, provisions and requirements (i) incorporated expressly, by reference or by operation of law and/or (ii) relating to price adjustments based on pricing made available to third parties, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. The Company has, with respect to all Governmental Contracts: (x) complied in all material respects with all certifications and representations it has executed, acknowledged or set forth with respect to each such contract; and (y) submitted certifications and representations with respect to each such contract that were in all material respects accurate, current and complete when submitted, and were properly updated to the extent required by law or the applicable contract.

(h) The Company has not been notified of any warranty claims relating to any Government Contract other than in the ordinary course of business. The Company has not received any formal determination that costs incurred under any Government Contract have been questioned or disallowed.

(i) The Company has not received notice of any unfavorable past performance assessments, evaluations, or ratings relating to any Government Contract.

(j) The Company has not received notice of any violation of the Service Contract Act, U.S.C. 351, or failed to pay any compensation required by it with respect to any work performed or invoiced by the Company under any Government Contract.

(k) The Company has made no assignment of claims with respect to the Government Contracts, whether pursuant to the Assignment of Claims Act, 41 U.S.C. 15, or otherwise.

(l) During the past five (5) years, the Company has not been suspended or debarred from doing business with the United States Government, nor has any such suspension or debarment action been threatened, proposed, or commenced. To the knowledge of the Company, there is no valid basis, or specific circumstances that with the passage of time would become a basis, for the Company’s suspension or debarment from doing business with the United States Government.

(m) During the past five (5) years, the Company has not received notice of any audit or investigation, nor is it now being audited or investigated, by the General Accounting Office, the General Services Administration, the Defense Contract Audit Agency, the Department of Labor, the Department of Treasury, any other Governmental Authority, or any United States Government inspector general, auditor general, or similar functionary, nor, to the knowledge of the Company, has such audit or investigation been threatened.

(n) To the knowledge of the Company, no employee, agent, consultant or representative of the Company is in receipt or possession of any competitor’s or United States Government’s confidential, proprietary, or procurement sensitive information under circumstances where there is reason to believe that such receipt or possession is unlawful or unauthorized.

(o) Neither the Company, nor, to the knowledge of the Company, any of the Company’s officers, directors, or employees, has knowingly provided to any person any false or misleading information with respect to the Company, or any of its officers, directors, equityholders or employees, in connection with (1) the procurement of, performance under or renewal of, any Government Contract or (2) the procurement of any security clearance granted by the United States Government.

SECTION 2.26 Customer and Supplier Relationships. (a) Section 2.26(a) of the Company Disclosure Schedule lists the twenty-five (25) largest customers of and the twenty-five (25) largest suppliers of goods and inventory to the Company by dollar volume for the twelve months ended October 31, 2004. All supplies and services necessary for the conduct of the Business as presently conducted may be obtained from readily available alternate sources.

(b) Except as set forth in Section 2.26(b) of the Company Disclosure Schedule, there exists no actual or, to the knowledge of the Company, threatened termination, cancellation or limitation of, or any materially adverse change in, the business relationship that any of the customers or suppliers identified in Section 2.26(a) of the Company Disclosure Schedule has with the Company, except for any customers or suppliers that discontinue business with the Company in order to do substantially the same business directly with Parent or its affiliates. To the knowledge of the Company, no such customer or supplier as of the date hereof is experiencing any work stoppage or other circumstance or condition which would reasonably be expected to materially adversely change the Company’s business relationship with such customer or supplier. There are no pending material disputes or controversies between any such customer or supplier and the Company. Except as set forth in Section 2.26(b) of the Company Disclosure Schedule, no customer of the Company has any right to any credit or refund for products sold or services rendered or to be rendered by the Company pursuant to any contract, understanding or practice of the Company other than in the ordinary course of business.

SECTION 2.27 Absence of Certain Business Practices. Neither the Company nor any other person acting with authority on behalf of the Company, or for which any of them would have liability, acting alone or together, has with respect to the business of the Company: (i) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, trading company, shipping company, Governmental Authority, governmental employee or other person with whom the Company has done business directly or indirectly in violation of applicable law; or (ii) directly or indirectly in violation of applicable law given or agreed to give any gift or similar benefit to any customer, supplier, trading company, shipping company, Governmental Authority, governmental employee or other person which (A) is reasonably likely to subject the Company to damage or penalty in any civil, criminal or governmental litigation or proceeding, or (B) if not continued in the future would be reasonably likely to result in a damage or penalty in any private or governmental litigation or proceeding. The Company has conducted its business in a manner that complies with the United States Foreign Corrupt Practices Act.

SECTION 2.28 Financial Controls. (a) The Company maintains disclosure controls and procedures that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.

(b) The Company maintains internal control over financial reporting designed by, or under the supervision of, the Company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the Company’s Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting policies, including policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of the Company’s financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company and its subsidiaries are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company or its subsidiaries that could have a material effect on the Company’s financial statements.

(c) The management of the Company has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Board of Directors of the Company: (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the ability of the Company to record, process, summarize and report financial data; and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. A summary of those disclosures made by management to such auditors and such audit committee is set forth in Section 2.28(c) of the Company Disclosure Schedule.

SECTION 2.29 Opinion of Financial Advisor. The Board of Directors of the Company has been advised by the Company Financial Advisor to the effect that in its opinion, as of the date of this Agreement, the Merger Consideration is fair to the holders of Shares from a financial point of view.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

SECTION 3.01 Organization and Good Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted except where the failure to be so organized, existing and in good standing or to have such power of authority would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.02 Authorization; Binding Agreement. Parent and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, have been duly and validly authorized by the respective Boards of Directors of Parent and Merger Sub and no other corporate proceedings on the part of Parent, Merger Sub or any other subsidiary of Parent are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution, and delivery by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.

SECTION 3.03 Required Filings and Consents. The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Non-U.S. Monopoly Laws, filings and consents as may be required under any Environmental Transfer Laws, and the filing and recordation of appropriate merger or other documents as required by the DGCL, or (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Merger, or otherwise prevent or materially delay Parent or Merger Sub from performing its material obligations under this Agreement, or would not otherwise reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 3.04 No Conflict. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by Parent or Merger Sub with any of the provisions hereof will not (i) conflict with or violate the Certificate of Incorporation or By-laws or other governing instruments of Parent or Merger Sub, (ii) conflict with or violate any law applicable to Parent or Merger Sub or by which either of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on (including a right to purchase) any of the properties or assets of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which either of them or any of their respective properties is bound or affected, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Merger, or otherwise materially and adversely affect the ability of Parent or Merger Sub to perform their respective obligations under this Agreement.

SECTION 3.05 Proxy Statement. None of the information supplied by Parent, its officers, directors, representatives, agents or employees for inclusion in the Proxy Statement will, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, at such time and in light of the circumstances under which it shall be made, be false or misleading with respect to any material fact, or will omit to state any material fact required to be stated therein necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any information that has been supplied by the Company or its accountants, counsel or other authorized representatives for use in the Proxy Statement.

SECTION 3.06 Brokers. Neither of Parent nor Merger Sub has employed any broker, finder or financial advisor or otherwise incurred any liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

SECTION 3.07 Financing Arrangements. Parent (including for this purpose one or more of its wholly-owned subsidiaries) has funds available to it sufficient to purchase the Shares in accordance with the terms of this Agreement and to pay all amounts due (or which will, as a result of the transactions contemplated hereby, become due) in respect of any indebtedness of the Company for borrowed money.

SECTION 3.08 No Prior Activities. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for obligations or liabilities incurred in connection with its incorporation or the negotiation and consummation of this Agreement and the transactions contemplated hereby (including any financing in connection therewith), Merger Sub has not incurred any obligations or liabilities and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

SECTION 3.09 DGCL Section 203. Other than by reason of this Agreement or the transactions contemplated hereby, Parent is not an “interested stockholder” of the Company, as that term is defined in Section 203 of the DGCL.

SECTION 3.10 No Ownership of Company Common Stock. Except as contemplated by this Agreement, neither Parent nor Merger Sub beneficially owns, or holds any options, warrants or other rights to purchase, any shares of Company Common Stock.

ARTICLE IV

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 4.01 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with the terms hereof or the Effective Time, unless Parent shall otherwise agree in writing, and except as set forth in Section 4.01 of the Company Disclosure Schedule, the Company shall conduct its business and shall cause the businesses of its subsidiaries to be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business in a manner consistent with past practice, except as otherwise required or explicitly permitted pursuant to the terms of this Agreement; and the Company shall use reasonable commercial efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations, except as otherwise required or explicitly permitted pursuant to the terms of this Agreement. By way of amplification and not limitation, except as otherwise required or explicitly permitted pursuant to the terms of this Agreement or as set forth in Section 4.01 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with the terms hereof or the Effective Time, directly or indirectly do, or propose to do, or enter into or materially amend any contract, agreement, commitment or arrangement to effect, any of the following without the prior written consent of Parent (which consent, in the case of clauses (e)(iv), (e)(v), (g), (h), (j),(i) and (k) below, shall not be unreasonable withheld):

(a) amend the Company Charter Documents;

(b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company, any of its subsidiaries or affiliates (except for the issuance of shares of Company Common Stock issuable pursuant to Stock Options under the Company Stock Option Plans or pursuant to Warrants, which Stock Options or Warrants are outstanding on the date hereof);

(c) sell, pledge, dispose of or encumber any assets of the Company or any of its subsidiaries except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets, and (iii) sales of immaterial assets not in excess of $50,000 in the aggregate;

(d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly-owned subsidiary of the Company may declare and pay a dividend to its parent that is not a cross-border dividend, (ii) declare or allow any subsidiary of the Company to declare cross-border dividends, or to make or allow any subsidiary of the Company to make cross-border capital contributions, (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) except as required by the terms of any security as in effect on the date hereof, amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, the Shares, or any option, warrant or right, directly or indirectly, to acquire any such securities, or (v) settle, pay or discharge any claim, suit or other action brought or threatened against the Company with respect to or arising out of a stockholder equity interest in the Company;

(e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, (ii) incur any indebtedness for borrowed money (except as provided in the following clause (iii)) or issue any debt securities or assume, guarantee (other than guarantees of the Company’s subsidiaries entered into in the ordinary course of business) or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in each case in the ordinary course of business consistent with past practice, (iii) incur borrowings under the Company’s revolving credit facilities in existence on the date hereof (the “Existing Credit Facilities”) or any refinancing thereof such that the principal amount outstanding thereunder would exceed $12,000,000 in the aggregate, (iv) refinance the Company’s Existing Credit Facilities upon termination thereof, except on terms substantially the same as the existing facilities, or (v) authorize any capital expenditures or purchases of fixed assets which are, in the aggregate, in excess of $100,000 over the next 12-month period;

(f) except as required by law, (i) increase the compensation or severance payable or to become payable to its directors, officers, employees or consultants, except for increases in salary or wages of employees of the Company or its subsidiaries (who are not directors or executive officers of the Company) in accordance with past practices, (ii) grant any severance or termination pay to (except to make payments required to be made under obligations existing on the date hereof in accordance with the terms of such obligations), or enter into or amend any employment or severance agreement, with any current or prospective employee of the Company or any of its subsidiaries (except, with respect to employees who are not directors or executive officers of the Company, in accordance with current employment or severance policies or agreements), or (iii) establish, adopt, enter into or amend any collective bargaining agreement, benefit plan (including, without limitation, any plan that provides for the payment of bonuses or incentive compensation), trust, fund, policy or arrangement for the benefit of any current or former directors, officers, employees or consultants or any of their beneficiaries;

(g) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except as required by GAAP or by the rules and regulations of the SEC or the Public Company Accounting Oversight Board;

(h) make any election or settle or compromise any United States federal, state, local or non-United States liability regarding Taxes except for payment, settlement or compromise of the matters described in Section 4.01(h) of the Company Disclosure Schedule;

(i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $50,000 in the aggregate, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in the Company SEC Reports filed prior to the date of this Agreement or incurred in the ordinary course of business and consistent with past practice and except for payment, settlement or compromise of the matters described in Section 4.01(i) of the Company Disclosure Schedule; or

(j) enter into (i) any lease in replacement of the Company’s lease of its headquarters in Tustin, California (the “Tustin Lease”) or (ii) any other lease for real property;

(k) enter into any Material Contract;

(l) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.01(a) through (k) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect in any material respect or prevent the Company from performing or cause the Company not to perform its covenants hereunder in any material respect, except that the Company may initiate any claim, action, suit, proceeding or investigation against a third party to enforce the rights of the Company under law or by contract, provided that the Company shall provide Parent with prior written notice before initiating any litigation against a third party.

It is hereby understood that any action which is permitted by the terms of clauses (a) through (l) above (either directly or by exception) or for which Parent has granted its prior written consent shall not be deemed to be violation of this Section 4.01 or otherwise to constitute a breach of this Agreement.

SECTION 4.02 No Solicitation. (a) From and after the date hereof until the Effective Time or the termination of this Agreement pursuant to Article VI hereto, the Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its subsidiaries, solicit or encourage the initiation of (including by way of furnishing information) any inquiries or proposals regarding any merger, sale of assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transaction involving the Company or any subsidiaries of the Company that if consummated would constitute an Alternative Transaction (as defined below) (any of the foregoing inquiries or proposals being referred to herein as an “Acquisition Proposal”). Nothing contained in this Agreement shall prevent the Board of Directors of the Company from (i) furnishing information to a person (or group of persons) other than Parent or its affiliates (a “Third Party”) which has made a bona fide Acquisition Proposal that the Board of Directors of the Company concludes in good faith (after consulting with its financial advisor in the case of an Acquisition Proposal that provides for consideration other than all cash) would, if consummated, be reasonably likely to constitute a Superior Proposal (as defined below) not solicited in violation of this Agreement, provided that such Third Party has executed an agreement with confidentiality provisions substantially similar to those set forth in the confidentiality letter, dated as of April 12, 2004, between Parent and the Company (the “Confidentiality Letter”) or (ii) subject to compliance with the other terms of this Section 4.02, including Sections 4.02(c), considering and negotiating a bona fide Acquisition Proposal that the Board of Directors of the

Company concludes in good faith (after consulting with its financial advisor in the case of an Acquisition Proposal that provides for consideration other than all cash) would, if consummated, be reasonably likely to constitute a Superior Proposal not solicited in violation of this Agreement; provided, however, that, as to each of clauses (i) and (ii), (x) such actions occur at a time prior to approval of the Merger and this Agreement at the Company Stockholders Meeting and (y) the Board of Directors of the Company reasonably determines in good faith (after due consultation with outside counsel) that it is or is reasonably likely to be required to do so in order to discharge properly its fiduciary duties. For purposes of this Agreement, “Alternative Transaction” means any of (i) a transaction pursuant to which any Third Party acquires or would acquire more than 15% of the outstanding shares of any class of equity securities of the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires or would acquire more than 15% of the outstanding equity securities of the Company or the entity surviving such merger or business combination, (iii) any transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of the Company and securities of the entity surviving any merger or business combination including any of the Company’s subsidiaries) of the Company or any of its subsidiaries having a fair market value (as determined by the Board of Directors of the Company in good faith) equal to more than 15% of the fair market value of all the assets of the Company and its subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any other consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of the Company Significant Subsidiaries resulting in any Third Party acquiring more than 15% of the outstanding shares of any class of equity securities or more than 15% of the assets of the Company, other than the transactions contemplated by this Agreement; provided, however, that the term Alternative Transaction shall not include any acquisition of securities by a broker dealer in connection with a bona fide public offering of such securities. For purposes of this Agreement, a “Superior Proposal” means any proposal made by a Third Party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the equity securities of the Company entitled to vote generally in the election of directors or all or substantially all of the assets of the Company, on terms which the Board of Directors of the Company reasonably believes (after consultation with its financial advisor in the case of an Acquisition Proposal that provides for consideration other than all cash) to be more favorable from a financial point of view to its stockholders than the Merger and the transactions contemplated by this Agreement taking into account at the time of determination any changes to the financial terms of this Agreement proposed by Parent.

(b) The Company shall notify Parent promptly (but in no event later than 5:00 p.m. New York time on the next business day) after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing, and shall indicate the identity of the person making the Acquisition Proposal or intending to make an Acquisition Proposal or requesting non-public information or access to the books and records of the Company, the terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal, and whether the Company is providing or intends to provide the person making the Acquisition Proposal with access to information concerning the Company as provided in Section 4.02(a). The Company shall keep Parent fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the material terms of any such Acquisition Proposal, indication or request. The Company shall also promptly notify Parent, orally and in writing, if it enters into negotiations concerning any Acquisition Proposal.

(c) Unless this Agreement shall have been terminated in accordance with its terms or the Board of Directors of the Company reasonably determines in good faith (after due consultation with outside counsel) that it is or is reasonably likely to be required to act to the contrary in order to discharge properly its fiduciary duties, neither the Company nor the Board of Directors of the Company shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval by such Board of Directors of this Agreement or the Merger.

(d) Nothing contained in this Section 4.02 shall prohibit the Company from taking and disclosing to its stockholders a position required by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to its stockholders required by applicable law.

(e) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent and Merger Sub) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from the confidentiality and standstill provisions of any agreement to which the Company is a party.

(f) The Company shall ensure that the officers and directors of the Company and the Company’s subsidiaries and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in this Section 4.02. It is understood that any violation of the restrictions set forth in this Section 4.02 by any officer or director of the Company or the Company subsidiaries, or any investment banker, attorney or other advisor or representative of the Company engaged in respect of the transactions contemplated by this Agreement or any other advisor or representative of the Company acting at the Company’s direction or with the Company’s consent, shall be deemed to be a breach of this Section 4.02 by the Company.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01 Proxy Statement. (a) As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC preliminary proxy materials which shall constitute the Proxy Statement. As promptly as practicable after final comments received from the SEC thereon and after the furnishing by the Company and Parent of all information required to be contained therein, the Company shall file with the SEC the definitive Proxy Statement relating to the adoption of this Agreement and approval of the transactions contemplated hereby by the stockholders of the Company pursuant to this Agreement. The Company shall permit Parent and its counsel to review and provide comments to the Proxy Statement, and shall incorporate any such comments that are reasonable into the Proxy Statement before it is filed with the SEC.

(b) The Company shall notify Parent promptly upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any other filings or for additional information, and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or any other filing. The Company will not file any amendment or supplement to, or any correspondence to the SEC or its staff with respect to, the Proxy Statement, without providing Parent a reasonable opportunity to review and comment thereon.

(c) If at any time prior to the vote of stockholders at the Company Stockholders Meeting any information relating to the Company or Parent, or any of its respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or any other filing, the Company or Parent will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials and/or mailing to stockholders of Company, such amendment or supplement.

SECTION 5.02 Company Stockholders Meeting. The Company shall take all actions in accordance with applicable law, its Charter Documents and the rules of the Nasdaq Stock Market, Inc. to establish a record date for, duly call, give notice of, convene and hold the Company Stockholders Meeting as promptly as practicable for the purpose of voting upon the approval of the Merger, and the Company shall use its reasonable best efforts to hold the Company Stockholders Meeting as soon as practicable after the date on which the final comments of the SEC on the Proxy Statement are resolved. The Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of this Agreement and the Merger. The Company shall solicit from its stockholders proxies in favor of approval of this Agreement and the Merger and shall take all other reasonable and lawful action necessary or advisable to secure the vote or consent of stockholders in favor of such approval.

SECTION 5.03 Access to Information; Confidentiality. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which the Company is subject (from which it shall use reasonable efforts to be released), the Company shall and shall cause its subsidiaries to (i) afford to the officers, employees, accountants, counsel and other representatives of Parent reasonable access, during normal business hours, during the period after the execution and delivery of this Agreement and prior to the Effective Time, to its properties, books, contracts, commitments and records and, (ii) during such period, furnish promptly to Parent all information concerning the Company’s business, properties and personnel as Parent may reasonably request, and it shall make available to Parent the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the Company’s business, properties and personnel as Parent may reasonably request. Parent shall keep such information confidential in accordance with the terms of the Confidentiality Letter.

SECTION 5.04 Consents; Approvals. The Company and Parent shall each use its commercially reasonable efforts to obtain all consents, waivers, approvals, authorizations or orders, and the Company and Parent shall make all filings, required in connection with the authorization, execution and delivery of this Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby. The Company and Parent shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any Governmental Authority in connection with the transactions contemplated by this Agreement. Each of the Company and Parent shall cause all documents that it is responsible for filing with the SEC or other Governmental Authority under Section 5.01 and this Section 5.04 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder.

SECTION 5.05 Indemnification and Insurance. (a) The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Company Charter Documents, which provisions shall not be amended, modified or otherwise repealed for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of individuals who at the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required after the Effective Time by law.

(b) The Surviving Corporation shall, to the fullest extent permitted under applicable law or under the Surviving Corporation’s Certificate of Incorporation or Bylaws, indemnify and hold harmless each present and former director, officer or employee of the Company or any of its subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the Company Charter Documents or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six (6) years after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) and subject to the specific terms of any indemnification contract, (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received; provided that the Indemnified Parties shall be required to reimburse the Surviving Corporation for such payments in the circumstances and to the extent required by the Company Charter Documents, any applicable contract or agreement or applicable law and (iii) the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such 6-year period, all rights to indemnification in respect of any such claim or claims shall continue until the final disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them in each applicable jurisdiction with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case each Indemnified Person with respect to whom such a conflict exists (or group of such Indemnified Persons who among them have no such conflict) may retain one separate law firm in each applicable jurisdiction.

(c) The Surviving Corporation shall assume, honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements (the employee parties under such agreements being referred to as the “Covered Employees”) with the Company’s directors and officers existing at or before the Effective Time, provided such agreements were not entered into in violation of Section 4.01(f).

(d) In addition, Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six (6) years after the Effective Time, the Company’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance (as it relates only to the Company’s current directors and officers) in excess of 150% of the annual premium currently paid by the Company for such insurance, but in such case shall purchase as much such coverage as possible for such amount. In lieu of the foregoing, the Company may purchase a tail policy to be effective as of the Effective Time, at a price not in excess of $120,000, which tail policy shall satisfy Parent’s obligations set forth in this Section 5.05(d).

(e) From and after the Effective Time, Parent shall unconditionally guarantee the timely payment of all funds owing by, and the timely performance of all other obligations of, the Surviving Corporation under this Section 5.05.

(f) This Section 5.05 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation, the Indemnified Parties, and the Covered Employees, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties and the Covered Employees.

SECTION 5.06 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any of the following of which either party becomes aware: (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would reasonably be expected to cause any representation or warranty of such party contained in this Agreement to be materially untrue or inaccurate; (ii) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this

Agreement; (iii) any notice or communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (iv) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened, relating to or involving the transactions contemplated by this Agreement; or (v) any failure of the Company, Parent or Merger Sub, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided further that failure to give such notice shall not be treated as a breach of a covenant for the purposes of Sections 6.02(b), 6.03(b) or 7.01(h) unless the failure to give such notice results in material prejudice to the other party.

SECTION 5.07 Further Action. Upon the terms and subject to the conditions hereof, and subject to the Company’s rights under Section 4.02, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. Nothing contained in this Agreement shall require Parent to divest, abandon, or take similar action with respect to any assets (tangible or intangible) of Parent, the Company or any of their subsidiaries.

SECTION 5.08 Public Announcements. Parent and the Company shall consult with each other before issuing any press release or making any written public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that either party may, without the prior consent of the other, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of the New York Stock Exchange or the NASD if it has used all reasonable efforts to consult with the other party.

SECTION 5.09 Conveyance Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time, and the Company shall be responsible for the payment of all such taxes and fees.

SECTION 5.10 Certain Employee Benefits. (a) Effective as of the Effective Time, Parent shall cause the Surviving Corporation to provide each person who, as of the Effective Time, is an employee of the Company or any subsidiary of the Company (the “Retained Employees”) with employee benefits which are comparable in the aggregate to either (i) those provided to such Retained Employees immediately prior to the Effective Time or (ii) those provided to similarly situated employees of Parent or its subsidiaries; provided, however, that notwithstanding the foregoing, no Retained Employee shall be eligible by reason of this Agreement to participate in any defined benefit pension plan of Parent or its subsidiaries.

(b) With respect to the benefits provided pursuant to this Section 5.10, service accrued by the Retained Employees during employment with the Company and its subsidiaries prior to the Effective Time shall be recognized for all purposes, except to the extent necessary to prevent duplication of benefits.

(c) If any Welfare Benefit Plan or other Benefit Arrangement providing any health care benefits is replaced with a plan of Parent or its subsidiaries following the Effective Time, (i) any and all pre-existing condition limitations and eligibility waiting periods (to the extent such limitations or waiting periods were not applicable under the plan which is replaced) under such replacement plan shall be waived with respect to the Retained Employees and their eligible dependents, and (ii) the Retained Employees shall be given credit under the replacement plan for amounts paid under the replaced Welfare Benefit Plan or Benefit Arrangement during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the replacement plan.

(d) Nothing herein shall prevent the Surviving Corporation or any other subsidiary of Parent from amending, modifying or terminating any employee benefit plan, program or arrangement in any respect or terminating or modifying the terms and conditions of employment or other service of any particular employee or any other person.

(e) It is expressly agreed that the provisions of Section 5.10 are not intended to be for the benefit of or otherwise enforceable by any third party, including, without limitation, any Retained Employees.

SECTION 5.11 Accountant’s Letter. Upon reasonable notice from Parent, the Company shall use its best efforts to cause McGladrey & Pullen, LLP to deliver to Parent a letter covering such matters as are reasonably requested by Parent and as are customarily addressed in accountants’ “comfort letters.”

SECTION 5.12 Compliance with State Property Transfer Statutes. The Company agrees that it shall use its reasonable commercial efforts to comply promptly with all requirements of applicable state property transfer laws as may be required by the relevant state agencies and shall take all action necessary to cause the transactions contemplated hereby to be effected in compliance with applicable state property transfer laws. The Company, after consultation with Parent, shall determine which actions must be taken prior to or after the Effective Time to comply with applicable state property transfer laws. The Company agrees to provide Parent with any documents required to be submitted to the relevant state agency prior to submission, and the Company shall not take any action to comply with applicable state property transfer laws without Parent’s prior consent, which consent shall not be unreasonably withheld or delayed. Parent shall provide to the Company any assistance reasonably requested by the Company with respect to such compliance.

SECTION 5.13 Borrowings Under Credit Facilities. (a) Not later than 2:00 p.m. Eastern Standard Time on each business day, the Company shall notify Parent of the principal amount outstanding under the Existing Credit Facilities or any refinancing thereof as of the close of business on the previous business day.

(b) The Company shall provide written notice via facsimile to the Chief Financial Officer of Parent, and shall consult with the Chief Financial Officer of Parent telephonically following the giving of such notice, prior to (i) each borrowing or Payment (as defined below) after the date hereof following which the principal amount outstanding under the Existing Credit Facilities or any refinancing thereof would exceed $10,550,000 in the aggregate and (ii) in the event that the principal amount outstanding under the Existing Credit Facilities or any refinancing thereof is in excess of $10,550,000, each borrowing or Payment in the amount of $150,000 or more following which the principal amount outstanding under the Existing Credit Facilities or any refinancing thereof would exceed $10,700,000 in the aggregate, it being understood that subject to Section 4.01(e)(iii) the consent of Parent shall not be required for such borrowings or Payments. For purposes of this Section 5.13(b), “Payment” shall mean the mailing or delivery of a check drawn on, or the initiation of a wire transfer of funds from, the Company’s Existing Credit Facilities or any refinancing thereof.

SECTION 5.14 Payoff of Credit Facilities. At or promptly following the Effective Time, Parent shall cause to be paid off and satisfied in full all indebtedness then outstanding under the Existing Credit Facilities or any refinancing thereof permitted under this Agreement.

ARTICLE VI

CONDITIONS TO THE MERGER

SECTION 6.01 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. This Agreement shall have been approved by the requisite vote of the stockholders of the Company;

(b) Antitrust. All clearances and approvals required to be obtained in respect of the Merger prior to the Effective Time under any Non-U.S. Monopoly Laws shall have been obtained, except where the failure to have obtained any such clearances or approvals with respect to any Non-U.S. Monopoly Laws would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company or Parent;

(c) Governmental Actions. There shall not have been instituted and pending any action by any Governmental Authority that is reasonably to be expected to result in a judgment, decree or order, nor shall there be in effect any judgment, decree or order of any Governmental Authority (i) preventing the consummation of the Merger or (ii) compelling Parent or any of its subsidiaries (including the Surviving Corporation and its subsidiaries) to dispose of or hold separate assets which are material, in the aggregate, to Parent or its subsidiaries taken as a whole, or to the Surviving Corporation and its subsidiaries taken as a whole; and

(d) Illegality. No statute, rule, regulation, executive or other order, ruling or injunction shall have been enacted, promulgated, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal or that prohibits, restrains or enjoins the consummation of the Merger.

SECTION 6.02 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all respects (without regard to materiality) on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time (except for those representations and warranties which address matters only as of a particular date, which shall have been true and correct in all respects as of such date), except (i) where the failure to be true and correct would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect as provided in Section 6.04 or (ii) where the failure to be true and correct is based on action or inaction to which Parent shall have consented in writing pursuant to Section 4.01, and Parent and Merger Sub shall have received a certificate of the Company to such effect signed by the Chief Executive Officer or Chief Financial Officer of the Company;

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time (except for those agreements and covenants set forth in Section 4.01(e)(iii), with respect to which the Company shall have complied in all respects), and Parent and Merger Sub shall have received a certificate of the Company to such effect signed by the Chief Executive Officer or Chief Financial Officer of the Company;

(c) Consents Obtained. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company or Parent;

(d) Restoration; Ownership of Revere Netherlands. Either (i) each of Meadowgrip Limited and Selectaid Limited, subsidiaries of the Company, shall have been restored to the Register of Companies House in England or (ii) the Company shall directly own the outstanding shares of Revere Netherlands as evidenced by a notarial deed of transfer of such shares from Selectaid Limited to the Company; and

(e) Certification as to Existing Credit Facilities. Parent and Merger Sub shall have received a certificate of the Company signed by the Chief Financial Officer of the Company certifying (i) the principal amount outstanding under the Existing Credit Facilities or any refinancing thereof on and as of the close of business on the day immediately preceding the Closing Date and (ii) that the principal amount outstanding under the Existing Credit Facilities or any refinancing thereof will not exceed $12,000,000 in the aggregate as of the Effective Time.

SECTION 6.03 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects (without regard to materiality) on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time (except for those representations and warranties which address matters only as of a particular date, which shall have been true and correct in all respects as of such date), except where the failure to be true and correct would not reasonably be expected, individually or in the aggregate, have a Material Adverse Effect as provided in Section 6.04, and the Company shall have received a certificate of Parent to such effect signed by the President or Chief Financial Officer of Parent;

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate of Parent to such effect signed by the President or Chief Financial Officer of Parent; and

(c) Consents Obtained. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Parent or Merger Sub for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by Parent or Merger Sub, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company or Parent.

SECTION 6.04 Material Adverse Effect. For purposes of Sections 6.02(a) and 6.03(a) hereof, the failure of a representation or warranty to be true and correct, either individually or in the aggregate together with the failure of other representations or warranties to be true and correct, shall be deemed to have a Material Adverse Effect if (x) the business, assets (including intangible assets), financial condition, results of operations, or prospects of the Company and its subsidiaries or Parent and its subsidiaries, as the case may be, in each case taken as a whole, are or would reasonably be expected to be materially worse than if such representation or warranty had been true and correct, (y) in the case of the Company, such representation or warranty materially misstates the consolidated capitalization of the Company and/or its subsidiaries or (z) the failure of such representation or warranty to be true and correct materially and adversely affects the ability of the Company or Parent, as the case may be, to timely consummate the transactions contemplated by this Agreement.

ARTICLE VII

TERMINATION

SECTION 7.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

(a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company; or

(b) by either Parent or the Company if the Merger shall not have been consummated by May 15, 2005 (the “Termination Date”) (other than for the reasons set forth in clause (d) below); provided, however, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose failure to fulfill any obligation in any material respect under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or prior to such date; or

(c) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

(d) by either Parent or the Company if the stockholders of the Company shall not have approved this Agreement at the Company Stockholders Meeting; provided, however, that the Company may not terminate pursuant to this clause if the Company has not complied with its obligations under Section 5.02; or

(e) by Parent if, whether or not permitted to do so by this Agreement, the Board of Directors of the Company or the Company shall (i) withdraw, modify or change its approval, adoption or recommendation of this Agreement or the Merger in a manner adverse to Parent, or shall have resolved to do so, (ii) approve or recommend to the stockholders of the Company an Alternative Transaction; (iii) approve or recommend that the stockholders of the Company tender their shares in any tender or exchange offer that is an Alternative Transaction; or (iv) fail to include the recommendation of the Board of Directors of the Company in favor of approval of this Agreement pursuant to Section 5.02 or fail to take any action required by the third sentence of Section 5.02.

(f) by Parent or the Company if any representation or warranty of the Company, or Parent and Merger Sub, respectively, set forth in this Agreement shall be untrue when made, such that the conditions set forth in Sections 6.02(a) or 6.03(a), as the case may be, would not be satisfied (in either case a “Terminating Misrepresentation”); provided that if such Terminating Misrepresentation is curable prior to the Termination Date by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts, then neither Parent nor the Company, respectively, may terminate this Agreement under this Section 7.01(f); or

(g) by Parent or the Company if there shall occur any event, circumstance or condition such that the conditions set forth in Sections 6.02(a) or 6.03(a), as the case maybe, would not be satisfied, (in either case, a “Terminating Change”), in either case other than by reason of a Terminating Breach (as hereinafter defined); provided that if any such Terminating Change is curable prior to the Termination Date by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts, and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this Section 7.01(g); or

(h) by Parent or the Company upon a breach of any covenant or agreement on the part of the Company or Parent, respectively, set forth in this Agreement such that the conditions set forth in Sections 6.02(b) or 6.03(b), as the case may be, would not be satisfied (a “Terminating Breach”); provided that if such Terminating Breach is curable prior to the Termination Date by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this Section 7.01(h); or

(i) by the Company, if (w) the Board of Directors of the Company shall have authorized the Company, subject to complying with the terms of this Agreement, including Section 4.02, to enter into a definitive agreement with respect to a Superior Proposal and the Company shall have notified Parent in writing that it intends to enter into such an agreement, attaching a summary of the material terms thereof, (x) Parent shall not have made, within two full business days (disregarding any partial business days) of receipt of the Company’s written notification of its intention to enter into a definitive agreement with respect to a Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal, (y) the Company prior to such termination pursuant to this clause (i) shall have paid to Parent in immediately available funds the Parent Fee and the Parent Expenses required to be paid pursuant to Section 7.03(b), and (z) this Agreement shall not theretofore have been approved at the Company Stockholders Meeting.

SECTION 7.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except that (i) the Company, Parent or Merger Sub may have liabilities as set forth in Section 7.03 and Section 8.01 hereof, and (ii) nothing herein shall relieve the Company, Parent or Merger Sub from liability for any willful and knowing breach hereof or willful and knowing misrepresentation herein (it being understood that (x) the provisions of Section 7.03 do not constitute the sole or exclusive remedy for such willful and knowing breach or willful and knowing misrepresentation and (y) the mere existence of a Material Adverse Effect, by itself, shall not constitute such a willful and knowing breach).

SECTION 7.03 Fees and Expenses. (a) Except as set forth in Section 5.09 and this Section 7.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however, that if the Merger is not consummated, Parent and the Company shall share equally (i) all SEC filing fees and printing expenses incurred in connection with the printing and filing of the Proxy Statement (including any preliminary materials related thereto) and any amendments or supplements thereto and (ii) all conveyance and similar taxes required to be paid by the Company prior to the Effective Time pursuant to Section 5.09; provided further that Parent or the Company, as applicable, shall not be liable for any portion of such fees and expenses in the event that the Merger is not consummated due to a breach of this Agreement by the other party.

(b) The Company shall pay Parent a fee of Seven Hundred Fifty Thousand Dollars ($750,000) (the “Parent Fee”), and shall pay Parent’s actual, documented and reasonable out-of-pocket expenses, relating to the transactions contemplated by this Agreement (including, but not limited to, fees and expenses of counsel and accountants and out-of-pocket expenses (but not fees) of financial advisors) (“Parent Expenses”), such payment of Parent Expenses not to exceed Two Hundred Fifty Thousand Dollars ($250,000), upon the first to occur of any of the following events:

(i) the termination of this Agreement by Parent or the Company pursuant to Section 7.01(d) following the Company Stockholders Meeting at which the Stockholders of the Company failed to approve this Agreement, provided that (A) an Alternative Transaction shall be publicly announced by the Company or any third party at any time following the date of this Agreement and on or prior to the date which is six (6) months following the date of termination of this Agreement and (B) such transaction shall at any time thereafter be consummated on substantially the terms theretofore announced; provided that for purposes of this Section 7.03(b)(i) only, the term Alternative Transaction shall have the meaning as defined in Section 4.02 but substituting “15%” in each place used within such definition with “50%”; or

(ii) the termination of this Agreement by Parent pursuant to Section 7.01(e); or

(iii) the termination of this Agreement by Parent pursuant to Section 7.01(h): provided, however, that the breach of covenant or agreement on the part of the Company shall have been willful and knowing (it being understood that any event or circumstance resulting from any action which is permitted by the terms of clauses (a) through (l) of Section 4.01 (either directly or by exception) or for which Parent has granted its prior written consent shall not be deemed a willful and knowing breach for purposes of this Section 7.03(b)(iii)); and provided further that in the event that

(I) the lenders under any of the Existing Credit Facilities inform the Company that they will not extend such facility at its expiration date which is scheduled to occur prior to the Termination Date, the Company in good faith, on commercially reasonable terms in the circumstances and not for purposes of avoiding its obligations under this Agreement, presents Parent with a proposal to refinance such facility in an amount that does not exceed the existing availability under such facility, Parent does not consent to such refinancing, the Company proceeds to consummate such refinancing on such terms and Parent on account thereof terminates this Agreement or

(II) the landlord under the Tustin Lease informs the Company that it will not renew such lease at its expiration date which is scheduled to occur prior to the Termination Date, the Company in good faith, on commercially reasonable terms in the circumstances and not for purposes of avoiding its obligations under this Agreement, presents Parent with a proposal to enter into a replacement lease for purposes of housing its executive office operations as they are presently conducted, Parent does not consent to such replacement lease, the Company proceeds to enter into such replacement lease on such terms and Parent on account thereof terminates this Agreement, then, in either such case, the Company shall not be required to make any payment to Parent under this clause (iii) and such action by the Company shall not otherwise be deemed a breach of this Agreement, except that such action will permit Parent to exercise its termination rights under Section 7.01(h) hereof; or

(iv) the termination of this Agreement by the Company pursuant to Section 7.01(i).

(c) Upon a termination of this Agreement by Parent pursuant to Section 7.01(f), the Company shall pay to Parent the Parent Expenses relating to the transactions contemplated by this Agreement, but in no event more than Two Hundred Fifty Thousand Dollars ($250,000).

(d) Parent shall pay the Company’s actual, documented and reasonable out-of-pocket expenses, relating to the transactions contemplated by this Agreement (including, but not limited to, fees and expenses of counsel and accountants and out-of-pocket expenses (but not fees) of financial advisors) (“Company Expenses”), such payment of Company Expenses not to exceed Two Hundred Fifty Thousand Dollars ($250,000), upon the termination of this Agreement by Parent or the Company pursuant to Section 7.01(f) or Section 7.01(h).

(e) The Parent Fee and/or Parent Expenses payable pursuant to Section 7.03(b) or Section 7.03(c), and the Company Expenses payable pursuant to Section 7.03(d), shall be paid within one business day after a demand for payment following the first to occur of any of the events described in Section 7.03(b), Section 7.03(c) or Section 7.03(d), as applicable; provided that, in no event shall the Company be required to pay the Parent Fee and/or Parent Expenses to Parent, nor shall Parent be required to pay the Company Expenses to the Company if, immediately prior to the termination of this Agreement, the entity entitled to receive such fee and/or expenses was in material breach of its obligations under this Agreement.

(f) Each of the Company, Parent and Merger Sub agrees that the payments provided for in this Section 7.03 shall be the sole and exclusive remedy of Parent and Merger Sub upon a termination of this Agreement by Parent pursuant to Section 7.01(d), (e), (f), (h) or (i), and the payments provided for in this Section 7.03 shall be the sole and exclusive remedy of the Company upon a termination of this Agreement by the Company pursuant to Section 7.01(f) or (h), regardless of the circumstances giving rise to such termination; provided, however, that the foregoing shall not apply to any willful or knowing breach of this Agreement or any willful or knowing misrepresentation hereunder giving rise to such termination. Subject to Section 7.03(e), if a party is entitled to terminate this Agreement pursuant to more than one clause of Section 7.01, such party shall be entitled to receive the fees and expenses to which it is entitled as a result of any such termination, provided that in no event shall there be any duplication of payment.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.01 Effectiveness of Representations, Warranties and Agreements. (a) Except as otherwise provided in this Section 8.01, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.01, except that the agreements set forth in Article I and Sections 5.05, 5.10, 5.13 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time and those set forth in Section 7.02 and Section 7.03 and this Article VIII shall survive termination indefinitely. The Confidentiality Letter shall survive termination of this Agreement in accordance with its terms.

(b) Disclosure of any matter in the Company Disclosure Schedule shall not be deemed an admission that such matter is material.

SECTION 8.02 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the facsimile numbers specified below (or at such other address or facsimile number for a party as shall be specified by like notice):

(a) If to Parent or Merger Sub:

Vishay Intertechnology, Inc.

63 Lincoln Highway

Malvern, PA 19355

Attn: Richard N. Grubb

Facsimile: (610) 889-2151

Confirm: (610) 644-1300

With a copy to:

Kramer Levin Naftalis & Frankel LLP

919 Third Avenue

New York, NY 10022

Attn: Abbe L. Dienstag, Esq.

Facsimile: (212) 715-8000

Confirm: (212) 715-9100

(b) If to the Company:

SI Technologies, Inc.

14192 Franklin Avenue

Tustin, CA 92780

Attn: Marvin Moist

Facsimile: (714) 505-6483

Confirm: (714) 505-6484

With a copy to:

Troy & Gould PC

1801 Century Park East, 16th Floor

Los Angeles, CA 90067-2367

Attn: Alan Spatz, Esq.

Facsimile: (310) 789-1231

Confirm: (310) 789-2367

SECTION 8.03 Certain Definitions. For purposes of this Agreement, the term:

(a) “affiliates”, with respect to any person, means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

(b) “business day” means any day other than a day on which banks in New York are required or authorized to be closed;

(c) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

(d) “dollars” or “$” means United States dollars;

(e) “knowledge” means, with respect to any matter in question, that the executive officers or employees having primary or substantial oversight responsibility for the matter of the Company (or any of its subsidiaries, as applicable) or the Parent, as the case may be, have or at any time had actual knowledge of such matter;

(f) “law” means any domestic or foreign, federal, state or local law, statute, ordinance, policy, guidance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority;

(g) “Material Adverse Effect,” when used in connection with the Company or any of its subsidiaries or Parent or any of its subsidiaries, as the case may be, means any change, effect or circumstance that is or would reasonably be expected to be materially adverse to the business, assets (including intangible assets), financial condition, results of operations, or prospects of the Company and its subsidiaries or Parent and its subsidiaries, as the case may be, in each case taken as a whole; provided, however, that effects of changes that are applicable to or arise on account of (A) any changes in global or national economic, regulatory, or political conditions generally, (B) the United States securities markets, (C) this Agreement or the transactions contemplated by this Agreement, (D) the effect of the public announcement of this Agreement and the transactions contemplated hereby, including, without limitation, any effect on current or prospective customers or employees of the Company, or (E) with respect to the Company, any changes affecting the electronic components industry generally, shall be excluded from the definition of “Material Adverse Effect” and from any determination as to whether a Material Adverse Effect has occurred or may occur;

(h) “person” means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

(i) “prospects” means, at any time, results of future operations which are reasonably foreseeable based upon the facts and circumstances in existence at such time.

(j) “subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

(k) Additional Terms: The following terms shall have the definitions ascribed to such terms in the locations set forth below:

“Acquisition Proposal” is defined in 4.02(a).

“Adjusted Option” is defined in Section 5.11(a).

“Alternative Transaction” is defined in Section 4.02(a).

“Agreement” is defined in the introductory paragraph.

“Benefit Arrangements” is defined in Section 2.11(c).

“Benefit Continuation Period” is defined in Section 5.10(b).

“CERCLA” is defined in Section 2.17(e).

“Certificate of Merger” is defined in Section 1.02.

“Closing” is defined in Section 1.02.

“Code” is defined in Section 1.08(d).

“Company” is defined in the introductory paragraph.

“Company Charter Documents” is defined in Section 2.02.

“Company Common Stock” is defined in the recitals.

“Company Disclosure Schedule” is defined in Section 2.01(b).

“Company Expenses” is defined in Section 7.03(d).

“Company Financial Advisor” is defined in Section 2.18.

“Company Intellectual Property Assets” is defined in Section 2.19(a).

“Company Permits” is defined in Section 2.06.

“Company Preferred Stock” is defined in Section 2.03.

“Company SEC Reports” is defined in Section 2.07(a).

“Company Significant Subsidiaries” is defined in Section 2.01(b).

“Company Stockholders Meeting” is defined in Section 2.04.

“Company Stock Option Plans” is defined in Section 1.06(c).

“Confidentiality Letter” is defined in Section 4.02(a).

“Covered Employees” is defined in Section 5.05(c).

“Dissenting Shares” is defined in Section 1.07.

“D&O Insurance” is defined in Section 5.05(d).

“Effective Time” is defined in Section 1.02.

“Environmental Claim” is defined in Section 2.17(e).

“Environmental Laws” is defined in Section 2.17(e).

“Environmental Transfer Laws” is defined in Section 2.05(c).

“ERISA” is defined in Section 2.11(a).

“ERISA Affiliate” is defined in Section 2.11(b).

“Exchange Act” is defined in Section 2.05(a).

“Exchange Agent” is defined in Section 1.08.

“Existing Credit Facilities” is defined in Section 4.01(e)(iii).

“GAAP” is defined in Section 2.07(b).

“Governmental Authority” is defined in Section 2.05(c).

“Government Contracts” is defined in Section 2.25(a).

“Historical Company SEC Reports” is defined in Section 2.07(a).

“Indemnified Parties” is defined in Section 5.05(b).

“Intellectual Property Assets” is defined in Section 2.19(a).

“Inventory” is defined in Section 2.23.

“ISO” is defined in Section 2.11(i).

“Material Contracts” is defined in Section 2.05(a).

“Materials of Environmental Concern” is defined in Section 2.17(e).

“Merger” is defined in the recitals.

“Merger Consideration” is defined in Section 1.06(a).

“Merger Sub” is defined in the introductory paragraph.

“Military Products” is defined in Section 2.22(c).

“NASD” is defined in Section 2.05(c).

“1994 Company Stock Option Plan” is defined in Section 1.06(c).

“Non-U.S. Monopoly Laws” is defined in Section 2.05(c).

“OSHA” is defined in Section 2.17(e).

“Parent” is defined in the introductory paragraph.

“Parent Common Stock” is defined in Section 5.11(a).

“Parent Expenses” is defined in Section 7.03(b).

“Parent Fee” is defined in Section 7.03(b).

“Payment” is defined in Section 5.13(b).

“PCBs” is defined in Section 2.17(d).

“Pension Benefit Plans” is defined in Section 2.11(b).

“Proxy Statement” is defined in Section 2.13.

“RCRA” is defined in Section 2.17(e).

“Real Property Leases” is defined in Section 2.15(d).

“Retained Employees” is defined in Section 5.10(a).

“Revere Netherlands” defined in Section 5.14.

“Revere Deutschland” is defined in Section 2.01(c).

“SEC” is defined in Section 2.05(a).

“Securities Act” is defined in Section 2.05(c).

“Share” is defined in the recitals.

“Stock Option” is defined in Section 1.06(c).

“Subsidiary Documents” is defined in Section 2.02.

“Superior Proposal” is defined in Section 4.02(a).

“Surviving Corporation” is defined in Section 1.01.

“Tax” or “Taxes” is defined in Section 2.16(c).

“Tax Return” is defined in Section 2.16(c).

“Terminating Breach” is defined in Section 7.01(h).

“Terminating Change” is defined in Section 7.01(g).

“Terminating Misrepresentation” is defined in Section 7.01(f).

“Termination Date” is defined in Section 7.01(b).

“Third Party” is defined in Section 4.02(a).

“Third Party Intellectual Property Assets” is defined in Section 2.19(c).

“TSCA” is defined in Section 2.17(e).

“Tustin Lease” is defined in Section 4.01(j).

“2004 Balance Sheet” is defined in Section 2.09.

“Warrant” is defined in Section 1.06(d).

“Welfare Benefit Plans” is defined in Section 2.11(a).

SECTION 8.04 Amendment. This Agreement may be amended by the parties hereto at any time prior to the Effective Time; provided, however, that, after approval of this Agreement by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 8.05 Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

SECTION 8.06 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 8.07 Severability. (a) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not materially affected in any manner adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(b) The Company and Parent agree that the Parent Fee provided in Section 7.03(b) is fair and reasonable in the circumstances. If a court of competent jurisdiction shall nonetheless, by a final, non-appealable judgment, determine that the amount of the Parent Fee exceeds the maximum amount permitted by law, then the amount of such Parent Fee shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such court of competent jurisdiction.

SECTION 8.08 Entire Agreement. Except as otherwise expressly provided herein, this Agreement, along with the Confidentiality Letter (except to the extent specifically superceded hereby), constitutes the entire agreement and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matters hereof and thereof.

SECTION 8.09 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that all or any of the rights of Parent and/or Merger Sub hereunder may be assigned to any direct or indirect subsidiary of Parent; provided that no such assignment shall relieve the assigning party of its obligations hereunder.

SECTION 8.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than (i) Section 5.05, which is intended to be for the benefit of the Indemnified Parties and Covered Employees and may be enforced by such Indemnified Parties and Covered Employees, and (ii) the right of the stockholders of the Company to receive the Merger Consideration if, but only if, the Merger is consummated.

SECTION 8.11 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 8.12 Governing Law; Jurisdiction. (a) This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware.

(b) Each of the parties hereto submits to the jurisdiction of the state and federal courts of the United States located in the State of Delaware with respect to any claim or cause of action arising out of this Agreement or the transactions contemplated hereby and agrees not to bring any action arising out of or relating to this Agreement in any other court. Each of the parties to this Agreement waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, survey or other security that might be required of any other party with respect thereto.

SECTION 8.13 Counterparts. This Agreement may be executed by facsimile and in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 8.14 Construction. In this Agreement (i) words denoting the singular include the plural and vice versa, (ii) ”it” or “its” or words denoting any gender include all genders, (iii) the word “including” shall mean “including without limitation” whether or not expressed and (iv) any reference herein to a Section or Article refers to a Section or Article of this Agreement, unless otherwise stated. References to the Company shall include references to its subsidiaries unless the context clearly requires otherwise, and the explicit mention of subsidiaries of the Company in certain provisions of this Agreement shall not be construed to imply that subsidiaries of the Company are intended to be excluded in other provisions where no such explicit mention is made. Each party acknowledges that it has been advised and represented by counsel in the negotiation, execution and delivery of this Agreement and accordingly agrees that if an ambiguity exists with respect to any provision of this Agreement, such provision shall not be construed against any party because such party or its representatives drafted such provision.

SECTION 8.15 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VISHAY INTERTECHNOLOGY, INC.

By	/s/ Richard N. Grubb
Name:	Richard N. Grubb
Title:	Executive Vice President and CFO

VISHAY SI TECHNOLOGIES, INC.

By	/s/ Richard N. Grubb
Name:	Richard N. Grubb
Title:	Vice President

SI TECHNOLOGIES, INC.

By	/s/ Ralph E. Crump
Name:	Ralph E. Crump
Title:	Chairman